As filed with the Securities and Exchange Commission on October 26, 1999
                                                      Registration No. 333-84147

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO

                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                 PREVENTX, INC.

             (Exact name of Registrant as specified in its charter)


        Delaware                       5122                     83-0212682
------------------------   ----------------------------   ----------------------
(State of Incorporation)   (Primary Standard Industrial      (I.R.S. Employer
                            Classification Code Number    Identification Number)


                     2238 West Lone Cactus Drive, Suite 200
                          Phoenix, Arizona, 85027-2613
                                 (623) 879-6935
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                               Stephen D. Hayter
   Chairman of the Board of Directors, President, and Chief Executive Officer

                     2238 West Lone Cactus Drive, Suite 200
                          Phoenix, Arizona 85027-2613
                                 (623) 879-6935
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


       COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO
                    THE AGENT FOR SERVICE, SHOULD BE SENT TO:

                               Steven D. Pidgeon
                             Snell & Wilmer L.L.P.
                               One Arizona Center

                             Phoenix, Arizona 85004

                                 (602) 382-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

              Title of
            Each Class of                      Maximum
             Securities                       Aggregate            Amount of
                to be                         Offering           Registration
             Registered                         Price                 Fee
--------------------------------------------------------------------------------
Common Stock, $.0001 par value ......      $  18,429,701 (1)     $  5,123.46 (2)

================================================================================

(1) Estimated under the Rule 457(f)(1) solely for the purpose of calculating the amount of the registration fee.

(2)  This amount was previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                           EMPYREAN BIOSCIENCE, INC.
                    2238 WEST LONE CACTUS DRIVE, SUITE 200
                          PHOENIX, ARIZONA 85027-2613

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 16, 1999


Dear Stockholder:


     We will hold an annual meeting of stockholders on November 16, 1999, at 10:00 a.m. local time, at 2238 West Lone Cactus Drive, Suite 200, Phoenix, Arizona 85027-2613. We are holding the meeting for the following purposes:

     (a) To approve reincorporation to Delaware by approving a merger agreement between our Delaware and Wyoming companies.


     (b)  To elect seven directors, each to serve for a one year term; and

     (c) To transact other business that may properly come before the annual meeting.

     These  items  are  more  fully   described  in  the  enclosed  joint  proxy
statement/prospectus.


     You may vote at the meeting if you are a stockholder of record at the close of business on October 6, 1999.


     If you are entitled to vote, you may dissent from the adoption of the merger agreement. We have attached a copy of the merger agreement as Annex A and a copy of the dissenters' rights statute as Annex B.


     We have enclosed a proxy card to assist you in the voting process. We look forward to seeing you on November 16, 1999.


                             YOUR VOTE IS IMPORTANT.


                                        By Order of the Board of Directors:



                                        Secretary



Phoenix, Arizona
October   , 1999



To Vote Your Shares, Please Complete, Date And Sign The Enclosed Proxy Card And Mail It Promptly In The Enclosed Return Envelope.

THIS PROSPECTUS CONTAINS INFORMATION WHICH IS NOT COMPLETE AND WHICH MAY BE CHANGED. NO ONE MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER   , 1999


                                 PREVENTX, INC.


                       29,346,659 Shares of Common Stock



     We are changing our state of incorporation to Delaware and in the process are registering your shares. If we reincorporate, our name will be changed to Preventx, Inc., the new name we have chosen for our Delaware corporation. We are also electing seven directors at our annual meeting.

     We cannot complete the reincorporation unless stockholders holding a majority of our outstanding common stock approve the merger of our Wyoming and Delaware companies. We have scheduled an annual meeting for our stockholders to vote on the merger.


     The date, time and place of the meeting are as follows:


     DATE: November 16, 1999


     TIME: 10:00 a.m., Local Time

     PLACE: 2238 West Lone Cactus Drive, Suite 200
            Phoenix, Arizona 85027-2613

     Whether or not you plan to attend our meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, we will count your proxy as a vote in favor of the merger proposal submitted at the meeting and for each of the director nominees identified in this document. Failure to return your proxy card or vote in person at the meeting will effectively result in a vote against the merger.


     Our common stock is traded on the OTC Bulletin Board and is not listed on any exchange or on Nasdaq.

     You should carefully consider the risks described in "Risk Factors" beginning on page 4.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                        , 1999

                                     SUMMARY


     This Summay Contains Basic Information About Us And Our Reincorporation. Because It Is A Summary, It Does Not Contain All Of The Information That Is Important To You. You Should Read Carefully This Entire Document And The Documents To Which We Have Referred You.


OUR BUSINESS

     We develop products known as microbicidal products that prevent diseases, including sexually transmitted diseases. We currently market and distribute a hand sanitizer and antiseptic skin protectant. We have licensing rights to a spermicidal gel and a hand sanitizer and antiseptic skin protectant, and are developing a line of related products such as an antiseptic surface spray and baby wipes.


REINCORPORATING IN DELAWARE

     We are reincorporating in Delaware and in the process are registering your shares. We are currently a Wyoming company. The management of our new Delaware company will be identical to the current management of our Wyoming company. The reincorporation will not affect our ongoing business. As part of the reincorporation, our name will change to Preventx, Inc. We are reincorporating because we believe that Delaware has more stable, modern, and flexible corporate law than Wyoming. We are registering your shares to facilitate secondary trading of your shares and ongoing disclosure to our stockholders. You will receive one share of our Delaware company for every share of the current Wyoming company and a warrant or option for every warrant or option you currently own. We are not registering any warrants or options through this Registration Statement.


ELECTION OF DIRECTORS

     We are electing seven directors for a one year term. The seven directors are Stephen D. Hayter, Richard C. Adamany, Bennett S. Rubin, Andrew J. Fishleder, M.D., Robert G.J. Burg II, Lawrence D. Bain and Michael Cicak.

VOTES REQUIRED

     A vote of a majority of the outstanding shares of our common stock in favor of the merger proposal will approve the merger. A plurality of votes cast for a director will elect that director. As of September 28, 1999, our directors, executive officers, and their affiliates owned approximately 4% of our outstanding common stock entitled to vote excluding shares issuable upon exercise of the warrants or options held by them.


DISSENTERS' RIGHTS

     Stockholders may dissent from the merger and receive the "fair value" of their common stock. Wyoming law requires each dissenting stockholder to meet strict requirements to dissent properly. You should consult your legal advisor for a full understanding of your right to dissent. We have attached a copy of the Wyoming statute that provides for your appraisal rights as Annex B, including the procedures that you must follow to properly exercise these rights.



FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Forward-looking statements made in this document are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations and market opportunities for our current and planned products. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should understand that factors identified in the section of this document titled "Risk Factors" could affect our future financial results and stock price, in addition to those factors discussed elsewhere in this joint proxy statement/prospectus, and could cause results to differ materially from those expressed in our forward-looking statements.

                       SUMMARY HISTORICAL FINANCIAL DATA


                                                                          Six-Months Ended
                                              Years Ended                     June 30,
                                              December 31,                   (unaudited)
                                      ---------------------------    ----------------------------
                                         1997            1998            1998           1999
                                      -----------    ------------    ------------    ------------
                                                      (Restated)      (Restated)      (Restated)
SELECTED CONSOLIDATED
 STATEMENTS OF OPERATIONS
 DATA:
Net revenues ......................   $    13,018    $      9,815    $      9,000    $    586,591
Cost of sales .....................         2,623           3,436           3,400          22,337
Gross profit ......................        10,395           6,379           5,600         564,254
Research and development ..........       137,349          31,425           2,011          10,519
Selling, general and administrative
 expenses .........................     1,875,020       2,912,791       1,506,747       2,222,027
Write-down of inventory ...........       458,800          28,516              --              --
Write-down of receivables .........       105,000              --              --              --
Operating loss ....................    (2,565,774)     (2,966,353)     (1,503,158)     (1,668,292)
Other income (expense), net .......       (29,772)       (180,782)         14,626        (110,510)
Net loss ..........................    (2,595,546)     (3,147,135)     (1,488,532)     (1,778,802)
Net loss per share ................         (0.14)          (0.14)          (0.08)          (0.07)
Weighted average shares outstanding    18,213,790      22,883,937      19,066,665      26,837,853


                                            At December 31,    At June 30,
                                                 1998             1999
                                            ---------------    ------------

         SELECTED CONSOLIDATED BALANCE
          SHEET DATA:
         Cash and Cash Equivalents .......    $   62,793        $  190,108
         Working Capital .................      (182,030)         (646,772)
         Total Assets ....................       313,825         1,004,788
         Long Term Obligations ...........            --                --
         Stockholders' Deficit ...........      (124,908)         (586,281)

                                 RISK FACTORS

     You should consider carefully the following factors together with all of the other information included in this prospectus before you decide to vote on our merger and reincorporation.


RISKS RELATING TO THE MERGER:

REINCORPORATION IN DELAWARE MAY RESTRICT SHAREHOLDERS' RIGHTS AND NEGATIVELY IMPACT OUR STOCK PRICE.

     If the merger is completed, we will become a Delaware corporation subject to the corporation laws of that state. These laws are different from the corporate laws of Wyoming where Empyrean currently is incorporated. As a result, our shareholders may lose some rights they would have been entitled to under Wyoming law. For example, our shareholders can call special meetings under Wyoming law but will not be able to if we reincorporate in Delaware. Wyoming law also provides for dissenters' or appraisal rights for a broader range of mergers and other transactions than does Delaware, where these rights are more limited. Also, in Delaware shareholders may take action by written consent with fewer shares than is possible in Wyoming, and Delaware allows for less restrictive dividend rights than we have as a Wyoming corporation. In addition, under Delaware law and our new articles of incorporation and bylaws, it may be more difficult or less advantageous for another person or entity to attempt or complete a hostile acquisition of us. All of these factors may have a negative impact on our stock price.

WE MAY ISSUE PREFERRED STOCK WITH RIGHTS AND PREFERENCES SENIOR TO THOSE OF COMMON STOCK IF THE MERGER IS SUCCESSFUL, WHICH COULD CAUSE A DECLINE IN THE VALUE OF THE COMMON STOCK OR MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO AQUIRE US.

     If the merger is completed, articles of incorporation in the form attached as Exhibit 3.1(a) will govern us. These new articles of incorporation, unlike our existing articles, contain a provision providing for serial or "blank check" preferred stock. This provision will enable our Board of Directors, without a vote of common stockholders, to issue separate classes or series of preferred stock with rights and preferences that may be senior to those of our common stock with respect to voting, dividends, rights upon liquidation, dissolution or acquisition, and redemption, which may cause a decline in the value of the common stock. As a result, we may issue preferred stock that could adversely affect the economic or voting rights of common stockholders withhold a vote of the common stockholders. In addition, the issuance of preferred stock could
provide  the  preferred   stockholders   with  separate  rights  to  approve  an
acquisition of us by a third party and may make an acquisition of us more difficult.

RISKS RELATING TO OUR BUSINESS:

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL TO FUND OUR OPERATIONS AND, AS A RESULT, WE MAY CUT BACK OR DISCONTINUE OPERATIONS OR LIMIT OUR BUSINESS STRATEGIES.

     While we will need significant additional capital in the near future, we may be unable to obtain funding for our operations on favorable terms or at all. If adequate funds are not available, we may cut back or discontinue one or more of our product development, marketing or distribution programs or plans, reduce operating expenses, or attempt to obtain funds through strategic alliances that may require us to relinquish rights to one or more of our technologies or products.


     Our future capital requirements will depend on many factors, including:

     *    the  progress  of  our  product  development,   sales,  marketing  and
          distribution efforts;

     *    the scope and results of clinical trials related to our products;

     *    the progress in filing for and obtaining regulatory approvals;

     *    the rate of technological advances;

     *    the market acceptance of our products;

     *    the levels of administrative and legal expenses; and

     *    competitive products.

     In addition, future financing may be increasingly difficult to obtain due to our limited operating history and results, the level of risk associated with our business and business plans, increases in our vulnerability to general economic conditions, and increased stockholder dilution. Additional debt financing, if available, may have several negative effects on our future operations including:

     * a portion of our cash flow from operations will be dedicated to payment of principal and interest and this would reduce the funds available for operations and capital expenditures;

     * increased debt burdens will substantially increase our vulnerability to adverse changes in general economic and competitive conditions; and

     * we may be subject to restrictive debt covenants and other conditions in our debt instruments that may limit our capital expenditures, limit our expansion or future acquisitions, and restrict our ability to pursue our business strategies.

     Additional equity financing will also lead to increased dilution to existing stockholders.


CURRENT LITIGATION MAY ADVERSELY AFFECT ONE OF OUR PRIMARY LICENSES AND WE COULD LOSE OUR RIGHTS TO MAKE OR SELL OUR PRODUCTS AND BE UNABLE TO GENERATE REVENUES.

     A third party claims a prior worldwide licensing and marketing right without an expiration date which could materially adversely affect our rights to license and market our current hand sanitizer product and future products developed by us. These products include any products that we develop based on the formulation licensed by us from Geda, which is currently all our products. Geda, our licensor, has filed a suit against the third party seeking a declaratory judgment that the third party has no rights in the product line, but it may not succeed in the litigation. If Geda does not succeed, we may not be able to market, sell or manufacture our current hand sanitizer product or any other products currently in development. If that were to occur, we would be unable to generate revenues.

WE EXPECT TO INCUR LOSSES FOR THE FORSEEABLE FUTURE AND CONTINUED LOSSES COULD RESULT IN OUR INABILITY TO FUND BUSINESS OPERATIONS AND CAUSE OUR STOCK PRICE TO DECLINE.

     We expect to incur a net loss at least through the end of 1999. We have incurred a net loss in each year of our existence. We incurred operating losses of $2,007,172, $2,595,546, and $3,147,135 for the years 1996, 1997 and 1998, respectively, and $1,778,802 in the six months ending June 30, 1999. We may never make a profit. These losses are due in part to expenses associated with our sales and marketing, overhead, research and development, and regulatory compliance. As a result, our accumulated deficit has increased from $12,628,792 at December 31, 1996 to $19,598,020 at June 30, 1999. In we continue to incur losses, we would not be able to fund continuing business operations which could lead to the limitation or closure of some or all of our operations.

EXISTING OR POTENTIAL MARKETS MAY NOT ACCEPT OUR PRODUCTS AND WE MAY EXPERIENCE AN INABILITY TO GENERATE REVENUE OR PROFITS.

     Our success depends significantly on obtaining and increasing penetration of existing and new markets and the acceptance of our products in these markets. Our products may not achieve or maintain market acceptance. We also may not be successful in increasing our market share with respect to any of our current products. Market acceptance will depend, in large part, upon our ability to educate health care providers and other institutional or consumer end users as to the distinctive characteristics and benefits of our products. Failure of some or all of our preventative products to achieve significant market acceptance would limit our ability to generate revenue or result in a loss of revenue and our ability to ever make a profit.

ADVERSE PRODUCT PUBLICITY AND PRODUCT RECALLS OF OTHER PRODUCTS MAY HAVE A NEGATIVE EFFECT ON THE SALES OR ACCEPTANCE OF OUR PRODUCTS AND COULD RESULT IN A LOSS OF REVENUES OR OUR INABILITY TO EVER BECOME PROFITABLE.

     Anti-bacterial products containing triclosan as the active ingredient, which is not used in our products, have been the focus of adverse publicity and some product recalls due to its side effects and its ineffectiveness in killing germs. Although our products do not use triclosan and, we believe, are superior to other anti-bacterial sanitizing products, adverse publicity stemming from broadcasts of problems with or recalls of other products may adversely affect the sales of our products or our ability to ever become profitable, as our customer or consumers may not distinguish our products from the products that are the subject of this negative publicity.

WE MAY INCUR SIGNIFICANT LIABILITIES AND EXPENSES IF OUR PRODUCTS CAUSE PERSONAL INJURY OR PROPERTY DAMAGE.

     Although we believe that our products are safe, there is a possibility that personal injury, including death, or property damage could occur from the use or misuse of our products. If so, significant product liability claims and litigation could be brought against us. Currently, we maintain limited product liability insurance. Any claims relating to our products, even if nonmeritorious, could exceed our existing insurance coverages and assets. If this occurs, we may experience significant losses and may be required to divert cash or assets otherwise available for use in our operations to pay these losses and expenses.

WE HAVE LIMITED SALES MARKETING AND DISTRIBUTION CAPABILITIES AND RELY EXTENSIVELY ON THIRD PARTIES TO MARKET AND DISTRIBUTE OUR PRODCUCTS, AND THE FAILURE OR UNWILLINGNESS OF THESE PARTIES TO MARKET OUR PRODUCTS COULD LIMIT OUR ABILITY TO GENERATE REVENUES OR PROFITS.

     We rely extensively on third party marketing and distribution companies and have little internal capabilities in these areas. Accordingly, our ability to effectively market and distribute our products is largely dependent on the strength and financial condition of others, the expertise and relationships of our distributors and marketers with customers and the interest of these parties in selling and marketing our products. Our marketing and distribution parties also market and distribute the products of other companies. Our failure to generate substantial sales through our distributors would result in our inability to generate significant revenues and profits if we are not able to generate sales with our internal salespeople. If our relationships with our third party marketing and distribution partners were to terminate, we would need to either develop alternative relationships or develop our own internal sales and marketing forces to continue to sell our products. Even if we were able to develop these capabilities internally, these efforts would require significant cash and other resources that would be diverted from other uses, if available at all, and could cause delays or interruptions in our product supply to customers, which could result in the loss of significant sales or customers or our inability to become profitable.

WE HAVE NO INTERNAL MANUFACTURING CAPABILITY AND DEPEND HEAVILY UPON THIRD PARTY SUPPLIERS, AND THE INABILITY OR UNWILLINGNESS OF THESE THIRD PARTIES TO SUPPLY OUR PRODUCTS COULD RESULT IN INTERRUPTIONS OF OUR PRODUCT SUPPLY CAPABILITY AND A LOSS OF CUSTOMERS AND REVENUES.


     We have a single contract manufacturer for our current product who purchases raw materials used in the manufacture of our product from various suppliers. We do not have a written agreement with this manufacturer and our arrangements with it could be terminated at any time. Our contract manufacturer and our suppliers may not be able to supply our product in a timely or cost-effective manner or in accordance with applicable regulatory requirements or our specifications. In 1999, we do not anticipate that we will be able to establish additional or replacement suppliers and manufacturers for this product. A delay or interruption in the supply of these materials or finished products would significantly impair our ability to compete, would cause a loss of revenue and could cause a loss of significant customers.


WE ARE SUBJECT TO INTENSE COMPETITION AND PRICING PRESSURES FROM SUBSTANTIALLY LARGER COMPETITORS WHICH CAN LIMIT OUR ABILITY TO EVER MAKE A PROFIT.

     The consumer products industry in which we compete is intensely competitive. Among our more significant competitors are large and well-established companies, including the Dial Corporation, GoJo Industries, Colgate-Palmolive Company, Reckitt & Coleman, Inc., and others. All of these companies have significantly greater financial resources than us and are willing to commit significant resources to protecting their market shares or to capture market share. As a result, it will be difficult for us to successfully capture market share from these competitors, promote and advertise our products effectively against the products of these competitors, and develop product innovations in response to market demands and opportunities. We may be unable to successfully compete against these companies even if our products have recognized superior qualities.


     In addition, consumer products, particularly those that we offer or plan to offer, are subject to significant price competition. From time to time, we may need to engage in price cutting initiatives for some of our products to respond to competitive and consumer pressures. Our inability to absorb price reductions could cause a loss of sales volumes or prohibit us from generating profits from our product sales.


WE DEPEND ON KEY EMPLOYEES FOR OUR SUCCESS AND THE LOSS OF OUR KEY EMPLOYEES COULD LIMIT OUR SUCCESS.

     Our future success will depend in large part on our ability to attract and retain highly qualified managerial and technical personnel. The competition for qualified personnel in our industry is intense and, accordingly, we may be unable to hire or retain necessary personnel. We are presently highly dependent upon the efforts of Mr. Stephen D. Hayter, a Director and the President and Chief Executive Officer of our company, Mr. Richard C. Adamany, the Executive Vice President and Chief Operating Officer of Empyrean and Mr. Bennett S. Rubin, the Executive Vice President and Chief Marketing Officer of Empyrean. The loss of the services of Mr. Hayter, Mr. Adamany or Mr. Rubin could limit our success in the future. Messrs. Hayter, Adamany and Rubin are all subject to employment agreements, and the Company plans to obtain "key man" life insurance policies on their lives.

GOVERNMENT REGULATION OF OUR PRODUCTS MAY PREVENT US FROM SELLING OUR CURRENT PRODUCT OR MAY RESULT IN DELAYS IN LAUNCHING OR SELLING FUTURE PRODUCTS, AND CAN SIGNIFICANTLY INCREASE OUR COSTS.

     The testing, manufacture, labeling, distribution, advertising, marketing, and sale of our products are subject to extensive international and domestic regulation. To sell some or all of our drug products within the United States, we will have to obtain premarket approval from the Food and Drug Administration. The FDA approval process is very costly, time consuming, and uncertain, and our products may not obtain FDA approval on a timely basis, if at all. We may not have sufficient resources to complete the required testing and regulatory review process for our products currently under development, and we do not have sufficient resources to seek FDA approval of any of our products. In addition, approvals are subject to continual review, and later discovery of previously unknown problems may result in product labeling restrictions or withdrawal of products from the market. Also, the FDA may restrict or prohibit us from making pertinent product claims and this may limit the successful marketing of our products or may reduce the prices for our products. Finally, failure to comply with requirements for testing, manufacturing, labeling, distributing, advertising, marketing, and selling our products may subject us or our distributors or manufacturers to administrative or court-imposed sanctions such as product recalls or seizures, injunctions against production, distribution, sales and marketing, delays in obtaining marketing approvals or the refusal of the government to grant approvals, suspensions and withdrawals of previous approvals, and criminal prosecution of us or our officers or employees.

THE ACTIVE INGREDIENT IN OUR CURRENT PRODUCT MAY BE SUBJECT TO FDA REVIEW WHICH COULD DELAY OR PREVENT MARKETING OF OUR CURRENT AND FUTURE PRODUCTS.

     Most over-the-counter (OTC) drug products marketed in the United States are not subjected to the FDA's premarket approval requirements. In 1972, the FDA instituted the ongoing OTC Drug Review to evaluate the safety and effectiveness of OTC drugs then on the market. Through this process, the FDA issues regulations, called mongraphs, that set forth the specific active ingredients, dosages, indications and labeling statements for OTC drugs that the FDA will consider generally recognized as safe and effective and not misbranded and therefore not subject to premarket approval. For some categories of OTC drugs not yet subject to a final regulation, the FDA usually will not take regulatory action against a product unless failure to do so poses a potential health hazard to consumers. OTC drugs not covered by proposed or final OTC regulations, however, are subject to premarket review and approval by the FDA through the New Drug Application (NDA) or abbreviated NDA process.

     The active ingredient in our hand sanitizer and antiseptic skin protectant product, benzalkonium chloride, is included in an FDA proposed regulation for OTC first aid antiseptic drug products, but with different claims than ours. Further, the FDA declined to include benzalkonium chloride in its proposed regulation for OTC health care antiseptic drug products, which include antiseptic handwash or health-care personnel handwash drug products. If benzalkonium chloride is not covered by the final regulations, or if benzalkonium chloride is included but for different claims than ours, the marketing of the hand sanitizer and antiseptic skin protectant product without premarket approval by the FDA may be limited or forbidden.

     The FDA may take regulatory action against our hand sanitizer and antiseptic skin protectant product as now formulated and with its current claims. We are aware that the FDA issued a warning letter to Andrew Jergens Co. dated April 22, 1999 for its antiseptic lotion containing benzalkonium chloride. The letter maintains that as formulated and labeled the lotion is not covered by the OTC Drug Review, that representations that the lotion makes for prophylactic antimicrobial use are not described in any of the FDA's regulation-making proceedings under the review, that the lotion may not be legally marketed in the U.S. without an NDA approved by the agency, and that the lotion is also misbranded under the Federal Food, Drug and Cosmetic Act because the adequacy of the product's directions for use has not been determined. The FDA may assert the same or similar positions respecting our hand sanitizer and antiseptic skin protectant product. We are unsure how we would respond to these assertions if made or how they would affect the marketing of the marketability of our product.

THE PROTECTION OF OUR PROPRIETARY RIGHTS TO OUR PRODUCTS MAY NOT BE COMPLETE AND THIS COULD IMPAIR OUR ABILITY TO SUCCESSFULLY COMPETE AGAINST OTHERS.

     Our ability to effectively compete may be materially dependent upon the proprietary nature of the products that we license from third parties. Currently, there are no patents or patent applications pending with respect to our products. We depend primarily on confidentiality provisions in our written agreements with third parties and on trade secret laws, which vary from jurisdiction to jurisdiction and are subject to interpretation. As a result, we have no ability to prevent third parties from duplicating our products if they can do so without either violating an agreement with us or improperly using our trade secrets. We may never be able to obtain any key patents or other protection and our licensors may never be able to obtain similar protection for our products. Our existing proprietary rights may not be sufficient to protect our products, may be found invalid, and may not provide significant commercial benefits in any event. Although we do not believe that our products infringe on the patent rights or proprietary rights of others, they may be found to infringe on other products.

WE HAVE A LIMITED PRODUCT LINE AND OUR INABILITY TO SUCCESSFULLY MARKET ANY ONE OR A FEW OF OUR PRODUCTS COULD CAUSE A SIGNIFICANT DECLINE IN OUR REVENUES OR FUTURE PROFITABILITY.

     Nearly all of our revenues from product sales in 1998 and thus far in 1999 have been derived from our hand sanitizer and antiseptic skin protectant product. We anticipate that our contraceptive gel will not be available for sales and marketing and distribution efforts in the United States unless and until an NIH Phase III study is initiated and completed and successfully demonstrates its safety and effectiveness as a contraceptive and a sexually transmitted disease preventative and FDA approval of the product is obtained. Neither successful completion of the study nor FDA approval is guaranteed. We expect to derive most of our revenue in the foreseeable future from sales of the hand sanitizer and antiseptic skin protectant and possibly some of our preventative products currently under development. As a result of our lack of product diversification, any failure to successfully develop and market any one or a few of our existing or near-term future products will have a significant impact on our ability to generate revenues or profits. This impact would not be offset by the successful marketing or sales of of our other products.

WE ARE INVOLVED IN A SECURITIES LITIGATION MATTER WHICH COULD RESULT IN MATERIAL AMOUNTS OF DAMAGES.

     We have been named in a case involving several claims based on alleged securities fraud violations and misrepresentations by a company called Pinnacle Diagnostics and one of its former officers. The plaintiff claims that securities fraud violations and misrepresentations led it to invest in Pinnacle Diagnostics. The plaintiff claims damages of approximately $540,000 and interest on that amount, plus punitive damages. We have been joined as a co-defendant. Although we do not agree with the plaintiff's claims, we could lose this lawsuit. A loss or settlement of this lawsuit may require us to pay the damages claimed and punitive damages. Payment of these damages could cause us to incur significant losses and deplete any cash or assets that we otherwise may have had available for use in our business operations.

We have limited research and development resources and our success depends in part on our research and development efforts, and as a result our future profitability and ability to generate revenues may be harmed by our inability to develop new products or improvements to our products.


     Due to the early developmental stage of our business, we have expended only limited amounts on research and development of disease preventative products in 1998 and 1999. Currently, we have very limited resources to devote to research and development of our currently planned future products and technologies. Since our only product on the market to date is our hand sanitizer and antiseptic skin protectant product, our success depends heavily on our ability to develop innovative additional products utilizing our core proprietary product formulation. Unless we are able to obtain and devote resources to our research and development efforts, we may only be able to develop limited product offerings in the future. As a result, our ability to achieve market acceptance, to leverage that acceptance through the introduction of follow-on products, or to better diversify our risks through multiple product offerings may be limited. As a result, we may fail to achieve significant growth in revenues or profitability in the future.

OUR INABILITY TO MANAGE GROWTH MAY STRAIN OUR RESOURCES AND SYSTEMS.

     We anticipate additional growth in the number of people we employ and in the scope and geographic areas of our operations as current and new products are developed and commercialized. This growth, if achieved, will result in an increase in responsibilities for both existing and new management personnel. Our ability to manage growth effectively will require us to continue to implement and improve our operating, financial and management information systems and to train and motivate our current and new employees. Our failure to manage any expansion effectively could strain our resources and systems and result in the loss of revenues or customers or the incurrence of additional operating losses.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY CAUSE A DISRUPTION IN OUR SYSTEMS AND CAUSE US TO INCUR SIGNIFICANT LIABILITIES OR EXPENSES.

     We recognize the need to ensure that our operations will not be adversely affected by Year 2000 hardware and software issues. We believe that our critical internal systems and software, which consists primarily of off-the-shelf, commercially available software programs not customized for our business, are Year 2000 compliant. Our evaluation of the compliance of our operating and non-operating systems with the Year 2000 conversion has not been exhaustive. We have not yet completed a review of our suppliers or other third party business partners to determine whether the systems employed by these parties are Year 2000 compliant. In addition, we have not developed an internal contingency plan to deal with Year 2000 issues that may affect our business. As a result, we may experience disruptions in our ability to conduct business because of the Year 2000 problems experienced by us, our distributors, or our vendors. To the extent that our systems experience a Year 2000 failure, or if our key distributors or vendors experience problems relating to achieving Year 2000 compliance, we could suffer a disruption or loss of our systems and unanticipated additional costs and possible revenue losses. We may also be subject to unanticipated and significant litigation resulting from any lack of Year 2000 compliance by us, our vendors, or our distributors.

INTERNATIONAL SALES OF OUR PRODUCTS EXPOSE US TO CURRENCY FLUCTUATIONS AND OTHER SPECIAL RISKS WHICH COULD LIMIT OUR ABILITY TO GENERATE PROFITS OR CAUSE US TO INCUR OPERATING LOSSES.

     We are attempting to expand the sale of our current products and to introduce new products under development in several foreign countries. Our international sales efforts are subject to several customary risks of doing business abroad, including regulatory requirements, political and economic instability, trade barriers, foreign taxes and tariff restrictions, restrictions on the ability to transfer funds, and export licensing requirements. In addition, although our limited foreign transactions to date have been U.S. dollar denominated, foreign customers may later require us to receive payment in foreign currency. Fluctuations in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on the price of our products in foreign markets, which could limit or eliminate our ability to generate profits from the sale of these products or cause us to incur significant losses.


RISKS RELATING TO OUR STOCK:


THE LACK OF A MATURE TRADING MARKET FOR OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE SIGNIFICANTLY AND LIMIT THE LIQUIDITY OF OUR COMMON STOCK.

     We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the OTC Bulletin Board. As a result, accurate current quotations as to the value of our common stock are not available and it is more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that may prevail if our securities were listed or quoted on an exchange or on Nasdaq.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK MORE CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

     Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the OTC Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide the bid and offer quotations and compensation information prior to effecting the transaction and include this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR WARRANTS AND OPTIONS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     As of October 22, 1999, we have 29,346,659 shares of common stock outstanding and available for sale in the public market, and we have outstanding warrants and options to purchase 10,509,617 additional shares at various times. Most of the shares, including some of the shares issuable upon exercise of our warrants and options, may be sold without restriction, except for approximately 5,677,774 shares owned or currently issuable to our "affiliates". The future sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon exercise of our outstanding warrants and options will also cause immediate and substantial dilution to our existing stockholders. In addition, as long as these warrants and options remain outstanding, we may have difficulty raising additional capital.

OUR STOCK PRICE MAY BE VOLATILE DUE TO FACTORS BEYOND OUR CONTROL, WHICH COULD SUBJECT THE VALUE OF YOUR SHARES TO RAPID DECLINE.

     In addition to the factors described above, the securities markets have from time to time experienced significant price and volume fluctuations that can be unrelated to the operating performance or financial condition of any particular company, including us. This is especially true with respect to emerging companies like us and companies in our industry. Announcements of technology innovations or new products by other companies, release of reports by securities analysts, regulatory developments, economic or other external factors, as well as quarterly fluctuation in our or in our competitors' operating results, can have a significant impact on our stock price. For example, in the first quarter of 1999, the bid price of our common stock quoted on the OTC Bulletin Board ranged from a low of $0.35 per share to a high of $1.03 per share, and from a high of $1.00 per share to a low of $0.30 per share in the fourth quarter of 1998. Similar fluctuations have been experienced in other periods. See "Price of Common Stock" below.

                              OUR ANNUAL MEETING

GENERAL


     We are furnishing this joint proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our Board for use at our annual meeting of stockholders to be held on November 16, at 10:00 a.m. local time, at 2238 West Lone Cactus Drive, Suite 200, Phoenix, Arizona 85027-2613.

     We are first mailing this joint proxy statement/prospectus on the enclosed form of proxy to our stockholders on or about October , 1999.


     The purpose of our meeting is:


     (a) To consider and vote upon a proposal to approve a merger agreement and merger between Empyrean Bioscience, Inc., a Wyoming corporation and Preventx, Inc., a Delaware corporation. Under the merger agreement Empyrean will be merged into Preventx which will continue as the surviving corporation. Each outstanding share of Empyrean common stock will be converted into and become exchangeable for one share of Preventx common stock;


     (b)  To elect seven directors, each to serve for a one year term; and

     (c) To transact other business that may properly come before the annual meeting.

     A form of proxy for use at the annual meeting accompanies each copy of this joint proxy statement/prospectus mailed to our common stockholders.

     The Board unanimously recommends that stockholders vote FOR the approval of the merger proposal and the election of directors proposal.

RECORD DATE AND VOTING


     We have fixed the close of business on October 6, 1999 as the record date for establishing which stockholders are entitled to vote at the annual meeting. Accordingly, only holders of record for common stock on the record date will be entitled to vote at the annual meeting. As of the record date, there were outstanding and entitled to vote 29,346,659 shares of our common stock, which constitutes all of our outstanding voting stock. These shares were held by approximately 4,100 holders of record. Each holder of record of our common stock on the record date is entitled to one vote per share. This vote may be cast either in person, or by properly executed proxy, at our annual meeting. A quorum for the annual meeting consists of the presence of the holders of a majority of the outstanding shares of our common stock. Approval of the merger proposal discussed above requires the affirmative vote of holders of at least a majority of the shares of our common stock outstanding and entitled to vote on the record date. Election of a director requires a plurality of votes be cast for that director.

     We will count shares of our common stock represented in person or by proxy for purposes of establishing a quorum at our annual meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against that matter. Brokers or nominees holding shares of record for customers will not be entitled to vote on the proposals unless they receive voting instructions from their customers. Shares held by brokerage nominees for which no instructions are given by the beneficial owners will not count toward determining whether a quorum exists or be voted in any manner on the proposals and will have the same effect as votes against the proposals.


     As of the record date for the annual meeting, our directors and executive officers and their affiliates may be deemed to be beneficial owners of approximately 4% of the outstanding shares of our common stock, excluding shares issuable upon exercise of outstanding options and warrants, and have expressed their intent to vote their shares in favor of the merger proposal and the election of the director nominees.

VOTING AND REVOCATION OF PROXIES

     All shares of our common stock that are entitled to vote and are represented at our annual meeting by properly executed proxies received prior to or at the meeting and not revoked, will be voted at the meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, proxies will be voted for approval of the proposals.

     The only business which may be conducted at the annual meeting is business that is brought before a meeting under our notice of the annual meeting. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the meeting, the persons named in the enclosed forms of proxy generally will have discretion to vote on those matters in accordance with their best judgment. Proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment of the meeting to give management additional time to solicit votes for approval of the proposal.

     Any proxy given under this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     * Filing with our secretary at or before the taking of the vote at the annual meeting a written notice of revocation bearing a date later than the proxy;

     * Duly executing a later dated proxy relating to the same shares and delivering it to our secretary before the taking of the vote at our meeting; or

     * Attending our annual meeting and voting in person although attendance alone will not constitute revocation.

     Any written notice of revocation or subsequent proxy should be sent to 2238 West Lone Cactus Drive, Suite 200, Phoenix, Arizona 85027-2613, Attention:
Secretary, or hand delivered to the Secretary of Empyrean at or before the taking of the vote at the annual meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from the broker to change their vote or to vote at the annual meeting.

     We will bear all expenses of our solicitation of proxies for the annual meeting. In addition to solicitation by use of mail, proxies may be solicited from our stockholders by directors, officers, and employees in person or by telephone, facsimile, or other means of communication. Our directors and officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We will make arrangements with brokerage houses, custodians, nominees, and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees, and fiduciaries. We will reimburse these institutions for their reasonable expenses incurred in connection with the solicitation.

DISSENTERS' RIGHTS

     Our stockholders have the right to dissent from the merger and receive payment of the "fair value" of their shares. Proposal No. 2, Delaware Reincorporation, below discusses dissenters' rights more fully.


     STOCKHOLDERS SHOULD NOT SEND THE STOCK CERTIFICATES WITH THEIR PROXIES. EMPYREAN WYOMING COMMON STOCK CERTIFICATES WILL BE EXCHANGED FOR PREVENTX COMMON STOCK FOLLOWING CONSUMMATION OF THE MERGER IN ACCORDANCE WITH THE INSTRUCTIONS TO BE SENT TO HOLDERS OF OUR COMMON STOCK AFTER THE MERGER.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Seven directors will be elected at the meeting for a one year term. Unless you specify otherwise, the enclosed proxy will be voted in favor of electing as directors the nominees listed below. If any nominee should be unable to serve, the proxy will be voted for a substitute nominee selected by our Board of Directors.


     The name, principal occupation, business experience since at least 1993, tenure, and age of each nominee for election as a director are set forth below.


STEPHEN D. HAYTER DIRECTOR, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

     Mr. Hayter, 60, was appointed as a Director and our President and Chief Executive Officer in August 1996. Mr. Hayter has over twenty years experience in the health care industry, specifically in biotechnology, and has an extensive network of contacts throughout North America, Europe and Japan. For the two years prior to August 1996, Mr. Hayter served as President of Sedona Biotechnology, a consulting practice with clients such as Fisher Scientific USA, Colby Group International Japan and Durimport Marine Canada. Prior to 1996, Mr. Hayter was the Executive Vice President of Centocor, Inc. responsible for the Diagnostics Division. In 1987, Mr. Hayter founded ADI Diagnostics Inc., a fully integrated diagnostics company specializing in infectious disease and oncology testing, and was its President until 1993. In 1991, ADI Diagnostics, Inc. merged with Cambridge Biotech. Mr. Hayter served in the Diagnostics Division of Abbott Laboratories for thirteen years with his last position being the Executive Vice-President and Representative Director of Abbott's joint venture, Dainabot KK. Mr. Hayter currently resides in Phoenix, Arizona. Mr. Hayter will resign as President and Chief Executive Officer by March 7, 2000.

ANDREW J. FISHLEDER, M.D., DIRECTOR

     Dr. Fishleder, 46, was appointed a director on November 20, 1998. Dr. Fishleder has been the Chairman of the Division of Education of the Cleveland Clinic Foundation since 1991 and currently serves on the institution's Board of Governors and Medical Executive Committee. Dr. Fishleder is a pathologist and has been a member of the staff of the Cleveland Clinic Department of Clinical Pathology since 1982.


ROBERT G. J. BURG II, DIRECTOR

     Mr. Burg, 42, was appointed a director on November 20, 1998. Mr. Burg has over twenty-years experience in sales and marketing. Since January 1998 Mr. Burg has been the President of Profile Sports. Between 1990 and 1998, Mr. Burg was employed by Royal Grip, Inc./Roxxi Caps, which manufacturers and distributes golf grips and sports headwear, and was its President between February 1995 and January 1998. Mr. Burg has been a director of Royal Precision, Inc. since June, 1998.


MICHAEL CICAK, DIRECTOR
     Mr. Cicak, 63, was appointed a director on May 26, 1999. Mr. Cicak is currently the president of Solar Cells, Inc. a privately held manufacturer and worldwide distributor of solar panels, and was the president and CEO of GlassTech, Inc., a privately held manufacturer and distributor of window manufacturing equipment, from 1983 to 1993. He is currently a member of the Board of Directors of the University of Findlay in Ohio and serves on several corporate boards including First Solar, LLC and Autom.

LAWRENCE D. BAIN, DIRECTOR

     Mr. Bain, 49, was appointed a director on August 6, 1999. Mr. Bain is a senior vice president in the investment banking division of Stifel, Nicolaus & Company, Incorporated. Previously, Mr. Bain was a managing director with Everen Securities and a senior vice president with both Morgan Stanley Dean Witter and E.F. Hutton Company. He currently serves as a trustee for Cleveland's Leprechaun Society Charity and is a past board member of the Better Business Bureau.

RICHARD C. ADAMANY, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

     Mr.   Adamany,  46,  was  appointed  Executive  Vice  President  and  Chief
Operating Officer on September 7, 1999. Prior to joining Empyrean, Mr. Adamany was a 50% owner of Premier Enterprise Partners,

LLC, a company formed to acquire, operate, and grow companies pursuing long term capital gains. Mr. Adamany was Executive Vice President and Chief Operating Officer of Advanced Lighting Technologies from 1997 to 1998. From 1992 to 1996 Mr. Adamany was Senior Vice President, Treasurer and Chief Financial Officer of Health O Meter Products Inc. which acquired Mr. Coffee, Inc. where he held the same position. Mr. Adamany is entitled under his employment agreement with us to become our President and Chief Executive Officer and a director by March 7, 2000.


BENNETT S. RUBIN, EXECUTIVE VICE PRESIDENT AND CHIEF MARKETING OFFICER

     Mr. Rubin, 42, was appointed Executive Vice President and Chief Marketing Officer on September 7, 1999. Prior to joining Empyrean, Mr. Rubin was a 50% owner of Premier Enterprise Partners, LLC, a company formed to acquire, operate, and grow companies pursuing long term capital gains. During 1998, Mr. Rubin was Senior Vice President, Sales of Advance Lighting Technologies, Inc. From 1995 to 1998, Mr. Rubin held several senior management positions at Invacare Corporation, including Vice President, Marketing and Marketing Services. From 1989 to 1995 Mr. Rubin was Vice President of Sales and Marketing of The Genie Company. Mr. Rubin is entitled under his employment agreement with us to become our Executive Vice President and Chief Operations Officer and a director by March 7, 2000.


     The Directors have served in their respective capacities since their election or appointment and will serve until the next annual shareholders meeting or until a successor is duly elected, unless the office is vacated in accordance with our Articles of Incorporation. The executive officers are appointed by the Board of Directors to serve until the earlier of their resignation or removal with or without cause by the directors.


     There are no family relationships between any two or more directors or executive officers. Under their employment agreements with us, we are required to elect Mr. Adamany and Mr. Rubin as directors by March 7, 2000. Other than as described for these individuals, there are no arrangements or understandings regarding election between any two or more directors or executive officers.


BOARD COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. No committee meetings occurred in 1998 or 1999. The Audit Committee is responsible for evaluating the Company's accounting principles and its system of accounting controls. The Compensation Committee acts on matters related to the compensation of directors, senior management and key employees. Dr. Fishleder and Mr. Burg each serve on our Audit Committee and Compensation Committee.

MEETING ATTENDANCE

     The Board of Directors had one meeting in 1998. All of the directors attended the meeting.

DIRECTOR COMPENSATION

     Non-employee directors receive:

          * a quarterly retainer of $2,500, plus $500 per committee meeting attended;

          * an annual grant of stock options to purchase 100,000 shares of our common stock; and

          *    reimbursement   for   out-of-pocket   expenses   associated  with
               attending Board and committee meetings.


Employee directors receive no additional compensation for serving on the Board.


     The stock options granted to non-employee directors are granted at an exercise price equal to the fair market value of the common stock on the date of grant, are fully vested at date of grant, and expire ten years from the date of grant.

                  PROPOSAL NO. 2 -- DELAWARE REINCORPORATION

INTRODUCTION

     The Board of Directors believe that changing the state of our incorporation or "reincorporating" from Wyoming to Delaware will be in your best interests. You are urged to read carefully the following sections of this joint proxy statement/prospectus before voting on the proposed reincorporation.


     With your approval, we will complete the reincorporation through a merger agreement. Under the merger agreement, Empyrean Wyoming will merge with Preventx, and Preventx will continue as the surviving corporation. This will change our name to Preventx, Inc. Each outstanding share of Empyrean Wyoming common stock will automatically convert into one share of Preventx common stock on the merger effective date. There would be no effect on our financial statements due to this transaction.


     Any stockholder may, as an alternative to voting to approve the proposed reincorporation, dissent from the right to vote and obtain the fair value of his or her shares. We provide a more detailed discussion of dissenters' rights and the concept of fair value below.


     Empyrean does not believe that state or federal regulatory approval is required for the merger except for the Secretary of State for each of Delaware and Wyoming. We will seek approval from Delaware and Wyoming upon the approval of reincorporation by our shareholders.


PREDICTABILITY OF DELAWARE LAW

     For many years Delaware has followed a policy of encouraging incorporation in that state. As part of this policy, Delaware has adopted comprehensive corporate laws responsive to the needs of Delaware corporations. We believe that the Delaware legislature is particularly sensitive to issues regarding corporate law and is especially responsive to developments in modern corporate law. We also believe that the Delaware courts have developed considerable expertise in dealing with corporate issues as well as a substantial body of case law construing Delaware's corporate law. As a result of these factors, we anticipate that Delaware law will provide greater predictability in our legal affairs than is presently available under Wyoming law.

ABILITY TO ATTRACT AND RETAIN DIRECTORS


     In 1986, Delaware amended its corporate law to allow a corporation to limit the personal monetary liability of its directors for their conduct as directors under some circumstances. Our Board of Directors have elected to adopt such a provision in the Certificate of Incorporation that would govern us after the reincorporation. Delaware law does not permit a Delaware corporation to limit or eliminate the liability of its directors for breaches of their fiduciary duty of loyalty, intentional misconduct, bad faith conduct, unlawful distributions or any transaction from which the director derives an improper personal benefit. While Wyoming law was more recently amended to permit similar limitations on the liability of directors, Wyoming does not have the depth of case law interpreting its statutory provisions. The Board of Directors believes that Delaware incorporation, and the provisions of the Delaware Certificate of Incorporation, will enhance our ability to recruit and retain directors in the future. However, the shareholders should be aware that such a provision inures to the benefit of the directors, and, therefore, the interest of the Board of Directors in recommending the reincorporation may be in conflict with the interests of the shareholders.


ANTI-TAKEOVER IMPLICATIONS


     Delaware law, more so than Wyoming law, permits us to take protective measures to deter hostile takeover attempts. A hostile takeover attempt may have a positive or a negative effect on us and our shareholders, depending on the circumstances surrounding a particular takeover attempt. Takeover attempts that have not been negotiated or approved by the board of directors of a corporation can seriously disrupt the business and management of a corporation and generally present to the shareholders the risk of terms which may be less than favorable to all of the shareholders than would be available in a board approved transaction. Board approved transactions may be carefully planned and undertaken at an opportune time to obtain maximum value for the corporation and all of its shareholders with due consideration to matters such as the recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation and maximum strategic deployment of corporate assets.


     The Board of Directors recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the shareholders, providing all of the shareholders with considerable value for their shares. However, the Board of Directors believes that the potential disadvantages of unapproved takeover attempts are sufficiently great that prudent steps may in the future be required to reduce the likelihood of takeover attempts, in the best interests of us and our shareholders.

     You should recognize that one of the effects of reincorporating may be to discourage a future attempt to acquire control of us which is not presented to and approved by the Board of Directors, but which a substantial number and perhaps even a majority of our shareholders might believe to be in their best interests or in which shareholders might receive a substantial premium for their shares over the current market prices. As a result, shareholders that might desire to participate in such a transaction may not have an opportunity to do so.

     In addition, we will have the ability to issue shares of our preferred stock that will enable the Board of Directors, without a vote of our common stockholders, to issue separate classes or series of preferred stock with rights and preferences that may be senior to those of our common stock with respect to voting, dividends, rights upon liquidation, dissolution or acquisition, and redemption. This could discourage a change in control. We do not intend to adopt any additional anti-takeover measures at this time.


NO CHANGE IN THE BOARD MEMBERS, BUSINESS, MANAGEMENT, OR LOCATION OF PRINCIPAL FACILITIES OF EMPRYEAN


     We will change our legal domicile and make other changes of a legal nature through the proposed reincorporation. The proposed reincorporation will not, however, result in any change in the business, management, fiscal year, assets or liabilities, or location of our principal facilities. The directors you elect at the annual meeting will continue as directors of Preventx. All of the employee benefit and stock option plans of Empyrean, including the 1998 Empyrean Diagnostics, Ltd. Stock Plan, will be continued by Preventx and each outstanding option to purchase shares of Empyrean stock will automatically be converted into an option to purchase an equivalent number of shares of Preventx stock on the same terms and subject to the same conditions. Our name will change to Preventx, Inc.


OUR CHARTER AND BYLAWS


     The provisions of the our Delaware Certificate of Incorporation are similar to those of our Wyoming Articles of Incorporation in many respects. We initially created the Wyoming Articles of Incorporation to meet British Columbia, Canada legal requirements. We did not amend the Articles of Incorporation when we changed our governing jurisdiction from Canada to Wyoming. Those Articles of Incorporation have acted as our bylaws as well. We have modified these Articles of Incorporation to meet the requirements of Delaware law. In particular,
Preventx will have a separate Certificate of Incorporation and Bylaws. We describe below the material changes between the Wyoming Articles of Incorporation and Bylaws and the Delaware Certificate of Incorporation and Bylaws.


AUTHORIZED STOCK


     Our Wyoming's Articles of Incorporation authorize the Board of Directors to issue shares of capital stock with terms and for consideration that the Board considers proper. The Board of Directors has authorized 300,000,000 shares of capital stock, of which 100,000,000 shares are designated Common Stock, no par value, and 200,000,000 shares are designated Preferred Stock with par values ranging from $10 to $50 per share. The Certificate of Incorporation of Preventx authorizes 100,000,000 shares of capital stock, $.0001 par value, of which 90,000,000 shares are designated Common Stock and 10,000,000 shares are designated Preferred Stock.

SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF WYOMING AND DELAWARE

     The corporate laws of Wyoming and Delaware differ in many respects. It is not practical to summarize all differences in this joint merger/proxy statement, but the principal differences that could materially affect the rights of stockholders are discussed below.

DISSENTERS' RIGHTS

     Wyoming and Delaware law may grant a stockholder of a corporation participating in a major corporate transaction dissenters' rights. Dissenters' rights allow a stockholder to receive the fair value of his or her shares instead of the amount he or she would otherwise receive in the transaction. Fair value may not necessarily be the market price of the common stock prior to reincorporation. Both Wyoming and Delaware law limit the availability of dissenters' rights where the state law does not require a stockholder vote to approve the corporate transaction.


     Under Delaware law, dissenters' rights are generally not available in a merger or share exchange if the stockholders' shares were either listed on a national securities exchange or held by at least 2,000 stockholders of record. However, the Certificate of Incorporation of the corporation may provide for appraisal rights. We do not intend to provide for appraisal rights in our
Certificate of Incorporation. Also, Delaware law makes appraisal rights available if the plan of merger or share exchange provides that stockholders receive anything other than cash, shares of the surviving corporation, shares of a publicly traded or widely held corporation, or a combination of these. Under Wyoming law, appraisal rights may be available for transactions other than mergers, including sales of significant amounts of assets and changes in the capital structure or the terms of stock in the Articles of Incorporation. In Delaware, appraisal rights are only available for some mergers as described above.

     Wyoming does not have Delaware's limitations on dissenters' rights. Empyrean stockholders do have dissenters' rights related to the proposed reincorporation. Wyoming law requires that you follow its statutory procedures to exercise your rights. We have attached to this joint merger/proxy statement as Annex B the pertinent sections of the Wyoming law. We urge you to consult with your legal advisor and follow the procedural steps under Wyoming law to exercise your dissenters' rights. The following description of the appraisal rights procedure is a summary of Wyoming law.

     If you wish to dissent from the reincorporation merger, you must send to Empyrean a written notice of your intent to demand payment for your shares prior to the time the vote is taken on the merger. If you vote your shares in favor of the reincorporation merger, this will waive your appraisal rights. Your notice must be sent seperately to us, as a vote against the merger alone will not be sufficient notice of your intent to seek appraisal. If you deliver your notice and do not vote in favor of the merger, we will deliver a notice to you of when the reincorporation merger is approved by the shareholders, no later than ten days after the shareholders' approval. Our notice to you will include the following:


          * an address where a payment demand can be sent and where and when certificates can be deposited;

          * information on the extent of restrictions on the transfer of shares after the payment demand is received;

          * a form for demanding payment, including the date of the first announcement to the news media or shareholders of the terms of the reincorporation merger and requiring that the dissenter certify whether or not he or she acquired beneficial ownership of the shares before that date;

          * a date between thirty and sixty days after delivery of our notice by which we need to receive payment demand;

          *    a copy of the dissenter's rights statute.


     After receiving our notice you then need to follow the instructions in our notice if you want to demand payment. Your demand for payment must be delivered within the time period described in our notice to you (a date between 30 and 60 days after delivery to you of our notice, as described above). Upon receipt of a payment demand that complies with the above procedure, we will do the following:

          *    estimate the fair value of your shares;

          *    pay you the fair value;

          * provide you with a balance sheet or an estimate of the fair value of the shares;

          * provide you with a statement describing your right to demand further payment; and

          *    provide you with a copy of the dissenter's rights statute.

     If you believe that the fair value of your shares is greater than our offer to pay fair value, you may send an additional demand for payment of the difference or reject our offer of payment and demand your estimate of fair value if any of the following are true:

          * you believe that the fair value of your shares was incorrectly calculated or the amount paid was less than the fair value;

          * you believe Empyrean made payment after sixty days of the date set for demanding payment;

          *    or, if the  reincorporation  merger does not take place and we do
               not  return   your  stock   certificates   or  release   transfer
               restrictions within sixty days after demand payment.

     If a demand remains unsettled after the above procedure, we will institute a proceeding in court to determine the fair value of the shares, and if we do not institute a proceeding within sixty days of receiving your payment demand, you will be entitled to receive the amount you have demanded. All dissenters who have unsettled payments will be joined as parties in the action. Court costs will be paid by us unless the court determines that the dissenters acted arbitrarily, vexatiously or not in good faith.

LIMITATIONS ON DIRECTOR LIABILITY

     Both Wyoming and Delaware law permit a corporation to limit the personal liability of a director to the corporation or its shareholders for money damages for breach of the director's duties. Wyoming does not allow a corporation to limit director liability when the director:

          *    receives benefits to which he or she is not entitled;

          *    intentionally   inflicts   harm   on  the   corporation   or  its
               stockholders;

          *    votes for an unlawful distribution; or

          *    intentionally violates criminal law.


     Our Delaware Certificate of Incorporation eliminates the liability of directors to the fullest extent permissible under Delaware law, as the law exists currently or as it may be amended in the future. Under Delaware law, a corporation may not eliminate or limit director monetary liability for:


          * breaches of the director's duty of loyalty to the corporation or its shareholders;

          * acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

          * the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

          * transactions in which the director received an improper personal benefit.

     A limitation of liability provision also may not limit director's liability for violation of, or otherwise relieve the Delaware corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.


     Our Wyoming Articles of Incorporation limit director, officer, or employee liability for any loss, damage or expense related to execution of their duties unless the loss, damage or expense arises through the person's willful act or default, through negligence, through a breach of trust or through a breach of duty. Our Certificate of Incorporation eliminates director and officer liability to the fullest extent permissible under Delaware law as it exists or may be amended in the future.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Wyoming and Delaware have similar laws respecting indemnification by a corporation of its officers and directors. There are nonetheless differences between the laws of the two states, as well as the Wyoming and Delaware Bylaws.

     Both Delaware and Wyoming law permit indemnification when a director or officer:

          *    conducted himself in good faith;

          *    reasonably   believed   his   conduct  was  not  opposed  to  the
               corporation's best interest; or

          * in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Unlike Wyoming law, Delaware law limits indemnification against expenses where the director is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation to court approved expenses.

     Under Wyoming law and the Wyoming Articles of Incorporation, Empyrean may provide indemnification or advance expenses to officers and directors only as permitted by the Wyoming statute relating to indemnification or advances. On the other hand, a provision of Delaware law states that the indemnification provided by statute will not be deemed exclusive of any other rights under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. As a result, under Delaware law, the Delaware corporation is permitted to indemnify its directors and officers within the limits established by law and public policy, pursuant to an express contract, bylaw provision, shareholder vote, vote of disinterested directors or otherwise, any or all of which could provide indemnification rights broader than those currently available under the Wyoming Bylaws or the Wyoming indemnification statutes.

     The Wyoming Bylaws require that Empyrean indemnify each of our directors and officers against any liability incurred by reason of that person's status as a director or officer, except for liabilities arising out of his or her own negligence or willful misconduct. The Delaware Bylaws require that the Delaware corporation indemnify its directors or officers of other corporations, to the fullest extent permitted by Delaware law, provided that the Delaware corporation will not be required to indemnify any director or officer in connection with a proceeding initiated by that person unless the proceeding was authorized by the Board of Directors.


     The indemnification and limitation of liability provisions of Wyoming law, and not Delaware law, will apply to actions of the directors and officers of Empyrean made prior to the proposed reincorporation. Nevertheless, the Board of Directors has recognized in considering this reincorporation proposal that the individual directors have a personal interest in obtaining the application of Delaware law to indemnity and limitation of liability issues affecting them and Empyrean in the event these issues arise from a potential future case. The Board of Directors also recognizes that the application of Delaware law, to the extent that any director or officer is actually indemnified in circumstances where indemnification would not be available under Wyoming law and the Wyoming Articles, would result in expense to Empyrean which Empyrean would not incur if Empyrean were not reincorporated. The Board of Directors believes, however, that the overall effect of reincorporation is to provide a corporate legal environment that enhances our ability to attract and retain high quality outside directors and thus benefits the interests of us and our shareholders.


SHAREHOLDER POWER TO CALL SPECIAL SHAREHOLDER MEETING


     Under Wyoming law, a special meeting of stockholders may be called by the following:


          *    the board of directors;

          *    the chairman of the board;

          *    the president;

          * the holders of shares entitled to cast not less than ten percent of the votes at the meeting; or

          *    any   additional   persons   authorized   by  the   articles   of
               incorporation or the bylaws.

     Under  Delaware  law  and  the  Delaware   Bylaws,  a  special  meeting  of
shareholders may be called by the Board of Directors, the Chairman of the Board of Directors or the President.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

     Under Wyoming law, the shareholders may execute a shareholder action by written consent in lieu of a meeting of shareholders only if the written consent is signed by all shareholders. Under Delaware law, action by written consent may be taken by the number of shares that would have been necessary to authorize the action at a meeting of shareholders, provided that prompt notice of the taking of the action is given to those shareholders who did not consent and who would have been entitled to vote on the action at a meeting.

ANTI-TAKEOVER MEASURES

     We believe that Delaware law gives a corporation greater flexibility in governing its internal affairs and its relationships with shareholders and other parties than do the laws of many other states, including Wyoming. In particular, Delaware law allows a corporation to adopt measures designed to reduce a corporation's vulnerability to hostile takeover attempts. These measures are either not currently permitted or are more narrowly drawn under Wyoming law. Among these measures is the elimination of the right of shareholders to call special shareholders' meetings which is described above. The Board of Directors has not adopted or proposed other permitted anti-takeover measures at this time. However, the Board of Directors may adopt similar measures in the future.

     In addition to permitted  anti-takeover  measures,  for some  corporations,
Section 203 of the Delaware General Corporation Law ("Section 203") limits the ability of a potential acquiror to conduct a hostile takeover. Section 203 only applies to Delaware corporations which have a class of voting stock that is:

          *    listed on a national securities exchange;

          *    authorized for quotation on the Nasdaq Stock Market; or

          *    held of record by more than 2,000 shareholders.

     A number of states, but not Wyoming, have adopted special laws designed to make some "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203, "business combinations" by Delaware corporations with "interested stockholders" are subject to a three-year moratorium unless specified conditions are met. Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested shareholder" for three years following the date that the person becomes an interested stockholder. There is no equivalent provision to Section 203 under Wyoming law.

     An interested stockholder generally is a person or group that owns 15% or more of the corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years. Section 203 defines the term "business combination" broadly to include:

          *    mergers with or caused by the interested stockholder;

          * sales or other dispositions to the interested stockholder of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock;

          * the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the interested stockholder;

          * or receipt by the interested stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three year moratorium imposed on business combinations by Section 203 does not apply if:

          * prior to the date on which the stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder;

          * the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder; or

          * on or after the date the person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by percent 66 2|M/3% of the voting stock not owned by the interested stockholder.


     A Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment to the certificate or to the bylaws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. The Delaware corporation has elected not to be governed by Section 203.

     We believe that Section 203 would encourage any potential acquiror to negotiate with the Delaware corporation's Board of Directors. Shareholders should note that the application of Section 203 to the Delaware corporation confers upon the Board the power to reject a proposed business combination, even though a potential acquiror may be offering a substantial premium for the Delaware corporation's shares over the then current market price, assuming the stock is then publicly traded.


     The Board of Directors may adopt further anti-takeover measures available under Delaware law. Moreover, the availability of these measures under Delaware law, whether or not implemented, may have the effect of discouraging a future takeover attempt which a majority of the Delaware corporation's shareholders may deem to be in their best interests or in which shareholders may receive a premium for their shares over then current market prices. As a result, shareholders who might desire to participate in these transactions may not have the opportunity to do so. Shareholders should recognize that, if adopted, the effect of these measures, along with the possibility of discouraging takeover attempts, may be to limit in some respects the rights of shareholders of the Delaware corporation compared with the rights of shareholders of Empyrean.


     The Board of Directors recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the shareholders, providing all of the shareholders with considerable value for their shares. However, the Board of Directors believes that the potential disadvantages of unapproved takeover attempts, such as disruption of our business and the possibility of terms which may be less than favorable to all of the shareholders than would be available in a board-approved transaction, require prudent steps to enable the Board of Directors to fully consider the proposed takeover attempts and actively negotiate terms that are in the best interests of us and our shareholders.


LOANS TO OFFICERS AND DIRECTORS

     Wyoming law limits loans or guarantees to a director except shareholder approved or board of directors approved loans or guarantees. Under Delaware law, a corporation may make loans or guarantees for the benefit of directors, officers or other employees when, in the judgment of the board of directors, the loan or guaranty may reasonably be expected to benefit the corporation.


DIVIDENDS


     Under Wyoming law, dividends or other distributions to shareholders may not be made if, after giving effect to the distribution, the corporation would not be able to pay its debts in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy superior preferential rights if the corporation immediately dissolved. Delaware law allows the payment of dividends and redemption of stock out of surplus or out of net profits for the current and immediately preceding fiscal years. Empyrean has never paid cash dividends and has no present plans to do so.

FEDERAL INCOME TAX CONSEQUENCES


     In this section, we discuss federal income tax consequences to Empyrean Wyoming capital stockholders who receive Preventx Delaware capital stock in exchange for their Empyrean Wyoming capital stock as a result of the proposed reincorporation. We do not address state, local, or foreign tax consequences in this section.


     This discussion does not address all the tax consequences of the proposed reincorporation that may be relevant to particular Empyrean Wyoming stockholders. We urge you to consult with your own tax advisor as to the specific tax consequences to you of the proposed reincorporation, including the applicability of federal, state, local, or foreign tax laws.


     We have not requested a ruling from the Internal Revenue Service on the federal income tax consequences of the proposed reincorporation under the Internal Revenue Code of 1986. We have obtained an opinion of counsel that the following are true of the reincorporation:


          *    the   proposed   reincorporation   will   constitute  a  tax-free
               reorganization under Section 368(a) of the federal tax code;


          * no gain or loss will be recognized by Empyrean Wyoming capital stockholders when they receive Delaware capital stock under the proposed reincorporation;

          * the aggregate tax basis of the Delaware capital stock received by a stockholder will be the same as the aggregate tax basis of the Empyrean Wyoming capital stock held by the same stockholder as a capital asset at the time of the proposed reincorporation;

          * the holding period of the Delaware capital stock received by each Empyrean Wyoming stockholder will include the period the stockholder held the exchanged Empyrean Wyoming capital stock as a capital asset; and

          * Empyrean Wyoming should not recognize gain or loss for federal income tax purposes as a result of the proposed reincorporation, and Preventx should succeed without adjustment to the federal income tax attributes of Empyrean Wyoming.


     A successful IRS challenge to the tax-free status of the proposed reincorporation would result in a stockholder recognizing gain or loss on each share of Empyrean Wyoming capital stock surrendered. State, local, or foreign income tax consequences to stockholders may vary from the federal tax consequences described above. Stockholders should consult their own tax advisors as to the effect of the proposed reincorporation under applicable federal, state, local, or foreign income tax laws.


VOTE REQUIRED FOR THE PROPOSED REINCORPORATION


     Approval of the proposed reincorporation, which includes approval of the merger agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of Empyrean Wyoming common stock.

     The Board of Directors recommends that stockholders vote "FOR" the proposed reincorporation. An abstention or a failure to vote will have the same effect as a vote "AGAINST" the proposed reincorporation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis provides information regarding our financial position and its results of operations for the periods shown. This discussion should be read in conjunction with our Consolidated Financial Statements and related Notes thereto included elsewhere in this document.


INTRODUCTION


     Prior to April 1997, we distributed and marketed a HIV diagnostic kit. In April 1997, in connection with a change in our management team, we shifted our focus from marketing and distributing the HIV diagnostic test kit to marketing and distributing our preventative products. In 1998, we discontinued the distribution and marketing of our trichomonas diagnostic test kit. This shift in focus coincided with our acquisition of the rights to use a microbicide formulation utilized in a number of our preventative products, including Preventx(R) Hand Sanitizer and Antiseptic Skin Protectant, Preventx(R) Vaginal Contraceptive Gel, and Preventx(R) Antiseptic Surface Spray. Since that time, we are no longer actively marketing our diagnostic products. The decision to discontinue active marketing of our prior line of diagnostic products and the limited revenues and substantial start-up costs associated with introducing our new line of preventative products have significantly affected our current financial condition and operations. We are actively seeking to obtain additional funds through private financing to meet current operating expenses and intend to significantly increase sales of our preventative products through increased marketing and sales efforts.

     We have limited revenues and have sustained substantial losses from operations in recent years, have a negative stockholders equity, and at December 31, 1998, had current liabilities in excess of current assets. As a result, our auditors issued a going concern opinion in connection with the audit of our 1998 financial statements. See Note 2 to our Consolidated Financial Statements. We expect to generate substantially all of our revenues in the future from increased sales of our current product and future line of preventative products.


     In addition to costs of goods sold, which vary somewhat proportionately with our level of sales, significant cost and expense items include salaries and benefits, management fees and consulting, royalties and distribution rights, office and administration, advertising, and legal and accounting, each of which significantly exceeded our total revenue for the year ended December 31, 1998, primarily as a result of our limited revenues. Accordingly, we do not believe comparing costs as a percentage of revenues from year to year is meaningful.

     As discussed in note 10 to the financial statements, the financial statements have been restated to reflect the correction of an error.

RESULTS OF OPERATIONS

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 1998

     Our total revenues in the six months ended June 30, 1999 were $586,591 compared to $9,000 in the six months ended June 30, 1998. Revenues in the first half of 1999 consisted of sales from the Preventx(R) antiseptic and skin protectant product introduced in late February 1999 in the amount of $69,925 and Southeast Asia distribution rights income in the amount of $516,666. In the first half of 1998, revenues of $9,000 represented sales of products under development for use as samples.


     We incurred a net loss in the six months ended June 30, 1999 of $1,778,802 compared to a net loss of $1,488,532 in the six months ended June 30, 1998. The losses in 1999 and 1998 were due primarily to limited revenues that were substantially exceeded by our costs of operation. Our net loss per share for the six months ended June 30, 1999 was $0.07 compared to a net loss per share of $0.08 in the six months ended June 30, 1998.

     Selling, general and administrative expenses increased to $2,222,027 in the six months ended June 30, 1999 from $1,506,747 in the six months ended June 30, 1998 primarily due to the following:

          * Administrative fees relating to our relationship with Integrated Commercialization Solutions, a division of Bergen Brunswig Corporation, were $270,304 in the six months ended June 30, 1999, and we did not incur these fees in the six months ended June 30, 1998. Empyrean entered into a letter of intent on October 7, 1998 with Integrated Commercialization Solutions to provide infrastructure services including order entry, warehousing, billing, customer service and marketing services.

          * Expenses for royalties and distribution rights increased to $318,445 in the six months ended June 30, 1999 from $122,500 in the six months ended June 30, 1998, an increase of 160%. This increase was due in large part to an increase in the guaranteed minimum royalty payment of $245,000 in the six months ended June 30, 1999 compared to $122,500 in the six months ended June 30, 1998. Additionally, we incurred a $70,000 distribution right expense in the six months ended June 30, 1999 due to the purchase of rights to distribute Preventx(R) in Canada.


          * We incurred advertising expenses of $281,062 in the six months ended June 30, 1999 compared to $39,408 in the six months ended June 30, 1998. The advertising expenses incurred in 1999 were primarily due to our emphasis on marketing and selling our hand sanitizer and antiseptic skin protectant.

     Interest expense increased to $111,613 in the six months ended June 30, 1999 from $0 in the six months ended June 30, 1998 due to the inclusion of the fair value of stock warrants issued to promissory note holders in February 1999.


COMPARISON OF YEARS ENDED 1998 AND 1997


     Our total revenues in 1998 were $9,815 compared to total revenues in 1997 of $13,018. The 1998 amount was attributable primarily to sample sales of our preventative products in development. As a result of the shift in focus in 1997 and 1998 to developing, marketing and distributing only disease preventative products, we do not believe a comparison of our revenues for the fiscal years ended December 31, 1998 and 1997 are meaningful or that a comparison is indicative of any future trend in our financial performance.

     We incurred a net loss in 1998 of $3,147,135 compared to a net loss of $2,595,546 in 1997. These losses were due primarily to limited revenues that were substantially less than our costs of operation. Our net loss per share was $0.14 in 1998 and 1997, respectively.

     Selling, general and administrative expenses increased to $2,912,791 in the year ended December 31, 1998 from $1,875,020 in the year ended December 31, 1997 primarily due to the following:

          * Management fees and consulting expenses increased to $849,178 in 1998 from $118,744 in 1997. This increase resulted from a greater reliance on independent contractors in 1998 compared to 1997 due to use of contract sales representatives and product launch consultants.

          *    Expenses  for  royalties  and  distribution  rights  increased to
               $518,250  in  1998  from   $275,492  in  1997,   an  increase  of
               approximately 88% over the prior year. This increase was due in large part to a $245,000 guaranteed minimum payment in 1998 versus a guaranteed minimum payment of $0 in 1997. Our agreement with Geda International Marketing Co., Ltd., under which we acquired the rights to market and distribute our current line of preventative products, provides for future minimum guaranteed payments that increase significantly in each year of the contract. See Note 8 to our Consolidated Financial Statements. As a result, we expect our expenses for royalties and distribution rights to continue to increase significantly on an annual basis. Unless we are successful in generating substantial additional sales of our preventative products, we are also likely to continue to generate substantial losses from operations.


          * As a result of consolidating operations into one leased facility in March 1998, total rent expense, net of sublease income received, declined to $57,894 in 1998 from $91,912 in 1997.

          * Office and administration expenses, which consist primarily of day-to-day operational expenses, increased to $182,390 in 1998 from $164,096 in 1997. This increase was due primarily to product launch related expenses.

          * We incurred advertising expenses of $154,765 in 1998. No advertising expenses were recorded in 1997. The advertising expenses incurred in 1998 were primarily due to our emphasis on marketing and selling our new line of preventative products in order to generate increased sales. We anticipate that advertising expenses will increase substantially in 1999 as a result of our increased efforts to market and distribute our new line of preventative products.

          * Slightly offsetting the above increases, costs associated with salaries and benefits declined to $710,137 in 1998 from $805,642 in the prior year. This decline was primarily due to staff turnover associated with shifting the organization from an R&D based organization to an emphasis on sales and marketing.

     Research and development expenses decreased to $31,425 in 1998 from $137,349 in 1997, representing a decline of approximately 77%. This decline represents our shift in focus from research and development of new diagnostic test kit products to sales and marketing of our new line of preventative products.

     Prior to 1997 we made a $600,000 advance to Emerald Diagnostics, a company controlled by a former director, for product development. In 1997 we wrote off the remaining $105,000 advance because it had no future economic benefit.

     We reported a $28,516 loss on inventory obsolescence in 1998 versus a $458,800 loss in the prior year. The loss recorded in 1998 primarily reflects a write-off of PEMVIEW Trichomonas test kits while the loss recorded in 1997 primarily reflects a write-off of HIV test kit components.

     We incurred a $209,972 loss on fixed asset disposal in 1998. This loss was due to a one-time noncash charge for a write-off of fixed assets used in manufacturing and research associated with our discontinued line of diagnostic products. We recorded a $30,693 loss on fixed asset disposal in 1997 due to write-offs of abandoned leasehold improvements.

LIQUIDITY AND FINANCIAL POSITION

     We have been unable to date to generate significant cash flows from our business operations. As a result, we have funded our operations through investor financing, including private placements of common stock, convertible debentures, warrants and options. Until we are able to generate significant cash flow from operations through increased sales of our products, we will be required to continue our reliance on investor financing to fund our operations.

     In 1998, net cash flow from financing activities decreased by 2% due to decreased funding from private placements of common stock and exercises of stock warrants and options. We have pursued additional financing opportunities to fund the costs associated with acquiring and marketing our new line of preventative products. We raised $1,803,039 in 1998 and $1,836,481 in 1997 through financing activities to fund operations.

     At December 31, 1998, cash and cash equivalents totaled $62,793, an increase of $15,497 from 1997, and at June 30, 1999, cash and cash equivalents totaled $190,108. Also as of December 31, 1998, current liabilities, consisting of accounts payable and accrued liabilities, exceeded current assets by $182,030. Since December 31, 1998, we have funded our operations through private offerings of securities and a six month bridge loan.

     We anticipate incurring a substantial increase in cash outlays associated with increased marketing and sales of our Preventx(R) preventative product line. These cash outlays could include, but are not limited to, product registration costs, advertising, inventory purchases and a sales and marketing campaign. To maintain our current expenses of approximately $2-3 million per year and meet the costs associated with our increased marketing and sales efforts, we will need to raise substantial additional capital during 1999. If we are unsuccessful in raising the required funds to meet these expenses, we are likely to be unable to complete the steps necessary to significantly increase our sales. In that case, our financial condition and results of operations will deteriorate and our business may ultimately fail.

     At June 30, 1999, we had negative working capital of $646,772 and a current ratio of 0.59 to 1 as compared to negative working capital of $182,030 and a current ratio of 0.59 to 1 at December 31, 1998. On February 15, 1999, Empyrean entered into six-month promissory notes with various investors in the total principal amount of $800,000, payable August 15, 1999, of which $285,500 has been extended for another six months under the same terms, $214,500 has been satisfied with the purchase of common stock warrants, and $300,000 is due and payable, with a security interest in our inventory and accounts receivable and proceeds from our inventory and accounts receivable. We do not have existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements as presently planned over the next twelve months.

     During the six months ended June 30, 1999, net cash used in operating activities was $1,325,049 which primarily resulted from a net loss from continuing operations of $1,778,802, offset by non-cash expenses of $536,466 for the granting of stock options to consultants.


     Net cash provided by financing activities for the six months ended June 30, 1999, was $1,461,733 resulting from issuance of short-term promissory notes payable totaling $800,000 and the exercise of warrants and the issuance of common stock to various investors in a private placement totaling $661,733.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     No recently issued accounting standards have impacted our financial statements or are currently expected to have a material impact on our financial statements in the future.

YEAR 2000 COMPLIANCE


     The following Year 2000 discussion contains various forward-looking statements that represent our beliefs or expectations regarding future events. When used in the Year 2000 discussion, the words "believe," "expects," "estimates," and other similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, our expectations as to when we and our significant distributors, customers, and suppliers will complete the implementation and compliance phases of our Year 2000 plan, as well as any Year 2000 contingency plans; and our belief that our internal systems and equipment are Year 2000 compliant. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the projected results. Factors that may cause these differences include, but are not limited to, the availability of qualified personnel and other information technology resources and the actions of independent third-parties with respect to Year 2000 problems.


     The Year 2000 problem refers to the inability of software to process date information later than December 31, 1999. Date codes in many software programs are abbreviated to allow only two digits for the year. Software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000. When that happens, some software will not work at all and other software will suffer critical calculation and other processing errors. Hardware and other products with embedded chips may also experience problems.


     We believe that our critical internal systems, including versions of Quickbooks, Microsoft Exchange and Microsoft Office products, are Year 2000 compliant. In addition, we track the versions and updates when available for these products to ensure Year 2000 compliance.

     We and our service provider, Integrated Commercialization Solutions, have completed an evaluation of our internal systems and equipment that addresses both information technology systems and non-IT systems. IT systems consist of business systems and the software development environment. Non-IT systems consist of all other systems such as building security and HVAC systems. In addition, we have completed the upgrade of certain critical systems to meet Year 2000 requirements. We believe that any future internal Year 2000 costs will be immaterial.

     We have contacted our manufacturer, Canadian Custom Packaging, who has confirmed that it is Year 2000 compliant. However, if there is interruption of the manufacturing process due to Year 2000 computer malfunctions, we will have no way to manufacture our product until the problem is corrected or another manufacturer can be obtained.

     Due to our Year 2000 analysis, we have determined that an internal contingency plan is unnecessary. We also is in the process of conducting a review of our suppliers to determine whether the suppliers' operations and the products and services they provide are Year 2000 compliant.

     We have no practical means to verify the information provided by these third parties and will pursue those secondary distributors and vendors who have not yet responded. Based upon these assessments and where practicable, we will attempt to mitigate our risks with respect to any suppliers that may not meet the requirements, including seeking alternative suppliers. However, we may experience disruptions in our ability to conduct business because of the Year 2000 problems experienced by our distributors or vendors. As a result, these problems remain a possibility and could have an adverse impact on our results of operations and financial condition. To the extent that its key distributors or vendors experience problems relative to achieving Year 2000 compliance, we could suffer unanticipated additional costs and possible revenue losses.

     Some independent sales representatives that we use may have applications that are not Year 2000 compliant. We do not believe this is a material concern since product orders currently are either manually written and submitted verbally or by fax.

     Some commentators have predicted significant litigation regarding Year 2000 compliance issues. Because of the unprecedented nature of Year 2000 litigation, it is uncertain whether, or to what extent, we may be affected.

                                   BUSINESS


HISTORY

     We were originally incorporated in the Province of British Columbia, Canada in 1986 under the name "Mr. Build Industries Inc." Since that time, we changed our name at various times, and on December 31, 1996, under the name Empyrean Diagnostics, Ltd., we changed our governing jurisdiction for the Province of British Columbia to the state of Wyoming through the filing of a certificate of continuance with the Wyoming Secretary of State.

     We have not undergone any bankruptcy, receivership, or similar proceedings nor have we had any material consolidation, merger, or purchase or sale of a significant amount of assets not in the ordinary course of business (except the disposal of our diagnostic equipment assets upon discontinuance of that business line, as described below).

     Prior to April 1997, we distributed and marketed an HIV diagnostic product. In April 1997, in connection with a change in our management team, we shifted our focus from marketing and distributing the diagnostic HIV test kit to marketing and distributing preventative products. In 1998, we discontinued marketing and distributing our trichomonas diagnostic kits. The HIV diagnostic kit inventory was written off in 1997 and the trichomonas diagnostic kit inventory was written off in 1998. This shift in focus coincided with our acquisition of rights to use a microbicide formulation utilized in a number of our preventative products, including Preventx(R) hand sanitizer and antiseptic skin protectant, Preventx(R) vaginal contraceptive gel, and Preventx(R) antiseptic surface spray. Since that time, we are no longer actively marketing our diagnostic products. Our Board has changed from time to time due to shifts in the company such as our new product line.


OVERVIEW

     We develop innovative personal care products that are intended to prevent the spread of infectious disease. Our current product, the hand sanitizer and antiseptic skin protectant, as well as those under development, are intended to be sold over-the-counter in the retail markets and also to various institutional customers. Our current product is marketed as a hand sanitizer and antiseptic skin protectant product sold under our Preventx(R) name. We are also utilizing the proprietary formula used in our innovative hand sanitizer and antiseptic skin protectant product to develop a variety of other products utilizing similar chemical formulations as well as other formulations, including a contraceptive gel designed to prevent pregnancy and sexually transmitted diseases, a disinfectant surface spray to be marketed to the retail markets and also to the food service, hotel and other industries, and a baby wipe product.


     The contraceptive gel has been accepted by the National Institutes of Health to undergo Phase III clinical trials to prove its safety and its effectiveness against STDs and as a contraceptive. The purposes of Phase I and II of the clinical trials were to study the safety of the contraceptive gel when used in women and its effectiveness against STDs in an in vitro environment. These first two phases of the multi-million dollar, three phase clinical trials have been completed with seemingly positive results from the standpoint of safety and in vitro effectiveness. The results of the Phase I and II studies, which were not conducted by the NIH, have been confirmed by the NIH. The Phase III study and the confirmations of the Phase I and Phase II studies have and will continue to be funded by the NIH.


     We believe that our preventative technology will be shown to be both safer and more effective as an antimicrobicide than existing competitive products in the market and offers us a platform to leverage our expertise into other areas of the infectious disease market such as treatment and curative products. Future products could include deodorant, shaving cream, moist towelettes, toothpaste and mouthwash products.

     We believe that the spread of infectious disease has become a major concern in many industries, including the health care, food service and public accommodation industries. We also believe that bacterial contamination has become an issue of heightened public concern as well fueled by the prevalence or reemergence of several deadly diseases in recent years, including HIV, the causative agent of AIDS, Hepatitis, and other diseases.

     A major source for transmission of infection is by the bacterial flora on the skin, primarily the hands. Skin has two types of microbial flora, resident or colonizing flora and transient or contaminating flora. Resident flora is relatively stable and is not readily removed, although it can be inactivated by antiseptics. Transient flora, on the other hand, can be acquired by contact, does not colonize, and is easier to remove by physical or chemical means. Infections can arise from either group. The primary means to avoid the spread of contamination of microorganisms is through regular hand washing and the use of barriers such as latex gloves. Poor compliance with normal hand washing protocols and the porous nature of protective gloves limit their effectiveness. In addition, many effective antiseptics cannot be used on skin or other surfaces because they are too toxic for routine use or lead to undesirable side effects.

     We believe that the proprietary formulation used in our existing hand sanitizer and antiseptic skin protectant product and in our other disease preventative products under development has the potential to offer several unique advantages over other products currently available in the market, in that our formulation:

          * may protect skin and surfaces from a broader range of harmful microorganisms and infectious diseases,

          *    may be longer lasting and more effective,

          *    is alcohol and triclosan  free, and as a result may be relatively
               non-irritating   and   may   avoid   safety   concerns   such  as
               flammability, and

          * may be virtually non-toxic and safer for use around children and in food preparation and medical applications.

     Our basic product formulation utilizes benzalkonium chloride as its active ingredient, which has been recognized to be effective at killing harmful microorganisms and, we believe, is safe and offers greater versatility in assisting the healing of minor cuts and abrasions.

     We will attempt to capture a significant percentage of the infectious disease preventative markets in which we compete by developing superior products based on our proprietary formulation and manufacturing processes in large or rapidly growing market segments, by developing brand awareness for our products, and by leveraging our name and product recognition into compatible consumer product applications and into other products intended to treat or cure infectious disease. We believe that by offering unique products that may offer increased protection against infectious disease, while at the same time eliminating many of the discomforts and side effects caused by existing products on the market, we can increase the demand for over-the-counter disease preventative products and position ourselves to benefit from this expansion.

     Our hand sanitizer and antiseptic skin protectant product is intended to be sold to retailers and to various institutional customers such as health care personnel, hotels, airlines, food service companies and restaurants, cruise lines, banks, casinos and other money handling entities, police departments, emergency response, correctional facilities and other city services industries. Our contraceptive gel will be marketed primarily to retailers and to contraceptive product manufacturers. Our disinfectant spray product will be marketed to consumers and to many of the same institutions and other customers to whom our hand sanitizer and antiseptic skin protectant products are currently being marketed. Our primary focus in developing and marketing our products is to create brand awareness among consumers and to establish relationships with wholesalers and volume buying organizations, such as health maintenance organizations, hospital buying groups, hotel and restaurant chains, and municipal service agencies.


     We market and distribute our current product, and intend to market and distribute our products currently under development, primarily through third party distributors and marketing partners, and through our own internal sales and sales support efforts. We currently have a marketing and distribution relationship with Integrated Commercialization Solutions, a division of Bergen Brunswig Corporation. Integrated Commercialization Solutions provides product marketing and a variety of logistical services for us and also distributes our products in the United States and abroad. We also have distribution relationships with 27 other third party distributors in the United States and twelve foreign countries who together employ approximately 500 sales people.


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
INDUSTRY BACKGROUND

     SANITIZER MARKET

     Sales of hand and body lotions were estimated to be approximately $700 million in the United States in 1996. We believe that the growth in the sanitizer market will be driven by the availability of effective products that are also both safe and free of undesirable side effects.


     The dominant products in the sanitizer market today are topically applied hand sanitizing lotions or creams containing alcohol. These products are sold primarily in the over-the-counter market, typically in plastic bottles ranging from two to sixteen ounces each, and in larger volume or bulk forms in industrial and institutional settings, such as large pump dispensers and wall mounted dispensers.


     Currently marketed hand sanitizer and antiseptic skin protectants or antimicrobial lotions are designed to protect the skin against various disease causing microorganisms, including E. Coli, Salmonella, Staph Aureas, K-Pneumonia, and Pseudomonas Aeruginosa. These products typically are not intended as a cleaner, like soap products, but are intended solely to kill germs on contact. Sanitizer products can be used in a number of situations where the spread of disease is a particular concern, such as in the food service, health care and public accommodation industries, and in settings where water or facilities are not available for conventional hand or body washing. The market for personal sanitizing or antimicrobial products has increased rapidly in recent years due in part to increasing concerns and public awareness and media reports of dangerous and sometimes deadly bacterial or viral contaminations in common or frequently populated areas.


     Of the hand sanitizer and antiseptic skin protectant products currently on the market today, most use as their active ingredient either alcohol or triclosan. The typical alcohol concentration in these product is over 60%. Institutional use hand sanitizer and antiseptic skin protectants may also utilize chloroxylenol or nonoxynol-9 as active ingredients. Products based on these active ingredients can cause a number of undesirable side effects, including dry skin conditions and other skin irritations such as burning, itching and stinging. Many of these products, including all alcohol based products, are flammable until dry, which can lead to limitations on use and to risks of serious personal injury, and are also painful when applied to existing cuts, burns, or abrasions. Products using alcohol and triclosan also have limited effectiveness, as the range of infectious disease-causing germs with which they react are more limited, and often do not include STDs. This can lead to a false sense of continued disease protection in periods after application. In fact, due primarily to their drying effect, products containing alcohol or triclosan can actually increase vulnerability to infection after repeated use.


     Triclosan based products also must be compounded with a form of alcohol or organic solvent because they are not water soluble and the presence of water can prevent the release of bactericidal potency in them. This can lead to the development of environments where bacteria can mutate and the re-growth of antiseptic tolerant bacteria can occur. In recent years, there have been at least three product recalls of triclosan-based products, two of which were the result of Pseudomonas found growing in the product.


     Current products in the surface spray category include well known brand names such as Lysol and Dial. It is a large market with no one product dominating the segment. Our disinfectant surface spray, which is identical to our hand sanitizer and antiseptic skin protectant except for the viscosity of the product, is designed to be used in personal spray-size applications. It can be used on surface areas typically containing large amounts of bacterial or other contamination such as public telephones, toilet areas, and diaper changing areas. It can also be used in institutional applications for surface areas such as medical patient care areas, food service preparation areas such as sinks and counter tops, and similar locations.


     Existing sales of household cleaners (including all household cleaning related products) were approximately $2.3 billion in the United States in 1998 according to MMR/IRI magazine. We believe that our surface spray product can increase the market for these types of disinfectant surface spray products due to its non-toxic qualities, which make it available for more extensive use in the food service and health care industries, among others.


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
     CONTRACEPTIVE PRODUCTS


     The  contraceptive   market  consists  of  two  general  categories,   oral
contraceptives which are available only through prescription and over-the-counter contraceptive products such as gels, condoms and similar products that do not require a prescription. Sales of over-the-counter contraceptive products in 1998 were approximately $261 million in the United States. We expect to compete and expand in the over-the-counter segment of the contraceptive market with our vaginal contraceptive and disease preventative gel, which has completed the first two of three-phases of clinical trials to determine its safety and effectiveness as a contraceptive and against the prevention of STDs in order to seek regulatory approval in the United States and in various foreign countries.


     To our knowledge, all over-the-counter and prescription contraceptive products on the market today are effective only as a spermicide and are not designed or claim to act as a barrier against STDs or other infectious diseases. Some reports have suggested that the use of nonoxynol-9, the common active ingredient in many contraceptive gel products, may actually increase the risk of STD transmission.


     It has been widely reported that the United States, like many other countries, is experiencing an epidemic of STDs, including the HIV virus, Gonorrhea, Syphilis, Chlamydia, Trichomonas vaginalis, and Herpes. According to statistics compiled by the World Health Organization in 1997 and by the United States Center for Disease Control in 1998, approximately 5.8 million new cases of HIV infection, 89 million new cases of Trichomonas, 150 million new cases of Chlamydia, 62 million new cases of Gonorrhea, 12 million new cases of Syphilis and 40 million new cases of genital Herpes are experienced worldwide each year, and one in three adults in the United States now has genital Herpes. In the September 10, 1998 edition of the New England Journal of Medicine, it was reported that 9.2% of 13,204 female U.S. Army recruits tested were found to be infected with Chlamydia, a disease that can lead to infertility. In the December 14, 1998 issue of U.S. News and World Report, it was reported that according to a leading public health study, at least one in every eight sexually active people will contract an STD by the age of 24. The estimates of the number of people contracting STDs are thought by many experts to be conservative, since it is believed that many people either choose not to discuss these diseases with their physicians or are unaware of them. The latter problem is particularly acute with respect to the two STDs that together are thought to account for up to two-thirds of all new STD infections each year, Trichomoniasis Vaginalis and the human Papilloma virus. STDs can cause a variety of serious complications, including cancers, infertility, ectopic pregnancy, spontaneous abortions, still birth, low birth weight, and even death.

     The most common front-line defense against STDs among over-the-counter alternatives is the condom. Condoms do not kill STDs or other infectious disease, but can act as a barrier against disease transmission and are often purchased by consumers for that purpose. Condoms are relatively porous, containing pore sizes ranging from 5 to 70 microns in size. In contrast, an HIV particle is typically as small as .005 microns in size and can easily penetrate condom surfaces, as can many other STDs.

     Other over-the-counter gels and salves have recently been introduced which are intended to kill bacteria and viruses that cause STDs, primarily the HIV virus. Currently, most of these products utilize nonoxynol-9 as an active ingredient. Recent studies have indicated that although products containing nonoxynol-9 have been shown to kill HIV and other STDs In Vitro, nonoxynol-9 may not have the same effect In Vivo and might actually increase the risk of contracting HIV. At a high enough dosage, nonoxynol-9 also can cause ulcerations, lesions, and other uncomfortable irritations. As a result of current research findings, the New York State Health Department is reconsidering its prior endorsement of nonoxynol-9, and the United States Center for Disease Control and Prevention currently does not endorse the use of nonoxynol-9 without a condom for protection from HIV.


MARKET OPPORTUNITIES


     Infectious disease is the leading health problem in the world, leading to more deaths and serious health conditions than any other high profile disease, including heart disease and cancer. In 1997, there were over 2 million infections and 90,000 deaths in the United States alone resulting from nosocomial contamination which are infections contracted at a hospital or doctor's office which are unrelated to the


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

purpose of a patient's visit. There were another 80 million cases of food poisoning in the United States, 10,000 of which resulted in death. According to industry studies, in the United States the average cost of treating nosocomial infections was $2,300 per incident, or $4.9 billion in annual direct costs. Developing inexpensive, effective and safe solutions to these diseases will, we believe, satisfy a large unmet market need that is being driven by the frequency and seriousness of public reports of infectious disease contamination in common public venues, such as hotels, public restrooms, and food service establishments. According to a December 1998 report of the American Social Health Association, there are approximately 15 million new cases of STDs in the U.S. annually. The direct medical cost of treating these STDs and their complications is reported to be $8.4 billion annually.

OUR SOLUTION

     Most of our preventative products utilize the same active ingredient, benzalkonium chloride, and have the potential to provide exceptional safety and efficacy qualities lacking in most competitive products, while at the same time addressing limitations of competitive products. If the appropriate government agencies approve the gel, we expect that our contraceptive gel will utilize octoxynol-9 and benzalkonium chloride as its active ingredients. Octoxynol-9 is a detergent-like chemical that attacks the outer membrane of microorganisms allowing benzalkonium chloride to reduce harmful microorganisms.

     Most microorganisms are reduced after application or contact with the product. Our product formulation does not utilize alcohol, triclosan or other organic solvents, which are commonly used in competitive products. Our alcohol and triclosan-free products do not appear to cause many of the skin conditions and side effects of competitive products, such as dry skin and burning and itching irritations. Our products may offer protection against the spread of nearly all harmful microorganisms on the skin. In addition, our products are non-flammable, allowing for use in many settings otherwise unsuitable for competitive products. All of our products under development, and all of the product innovations planned for development in the future, will be based on our existing basic product and manufacturing formulations, thus creating an opportunity for faster entry into compatible market opportunities.

BUSINESS STRATEGY

     Our goal is to achieve a position in the retail and institutional markets for over-the-counter disease preventative and contraceptive products, and to leverage our position to enter other markets for infectious disease therapeutic and curative products. We intend to pursue this goal by increasing the demand for effective and safe disease preventative products and by increasing the number of our products used to prevent infectious disease. Our business strategy consists of the following key elements:

     DEVELOP BRAND AWARENESS AND MARKET ACCEPTANCE FOR PREVENTX(R). We believe that we can develop brand awareness and market acceptance of our unique antimicrobial products among consumers and institutional customers. We intend to develop brand awareness and acceptance by offering superior products that are both more effective in protecting against infectious disease and safer with more pleasing qualities than competitive products. We also intend to develop brand awareness and market acceptance of our products by expanding our network of United States and international distributors and by entering into strategic relationships with other parties who can increase significantly marketing, sales and distribution resources.

     APPLY CORE FORMULATIONS TO ADDITIONAL PRODUCT APPLICATIONS. Almost all of our infectious disease preventative products are based on a common product formulation, which is proprietary and licensed exclusively to us by third parties. Our contraceptive gel has octoxynol-9 and benzalkonium chloride as its active ingredients. We intend to continue to leverage the brand awareness and market acceptance of our hand sanitizer and antiseptic skin protectant product to create market demand for our complementary baby wipes, surface spray product and our contraceptive gel product, all of which will be developed using manufacturing and packaging variations. We intend to leverage the future success of these products through the introduction of a variety of compatible personal care product formulations, such as deodorant, shaving cream, moist towelettes, toothpaste and mouthwash products.

     DEVELOP NEW TECHNOLOGIES. We intend to utilize our expertise in the research and development of infectious disease to develop products and technologies that address other aspects of infectious

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
   disease. We believe that our expertise and the market acceptance of our infectious disease preventative products will result in additional product and strategic opportunities that will fill other unmet needs in the market.

   LEVERAGE RESOURCES THROUGH STRATEGIC RELATIONSHIP AND ACQUISITIONS. We intend to build our business in part through the acquisition of complementary technologies, products and businesses and by entering into strategic collaborations, including additional licensing and marketing arrangements, with other biotechnology companies and research institutions. We believe that these acquisitions and relationships will better enable us to enter markets more quickly and extensively. We also believe that significant acquisition and strategic partnering opportunities exist in the infectious disease industry. We are not currently in active discussions with possible acquisition or strategic partnering candidates.

PRODUCTS AND TECHNOLOGIES

     To date, we have introduced one product, the Preventx(R) hand sanitizer and antiseptic skin protectant. We are developing three additional preventative products, our surface spray disinfectant, baby wipes, and our contraceptive gel, each of which will be undergoing clinical trials and for each of which we will have to obtain regulatory approval prior to marketing. Each of these products is described below.

CURRENT DISEASE PREVENTATIVE PRODUCTS

     PREVENTX(R) HAND SANITIZER AND ANTISEPTIC SKIN PROTECTANT

     Our hand sanitizer and antiseptic skin protectant product was launched in the United States in March 1999 and we expect to launch it in consumer markets in Far Eastern countries in late 1999 or early 2000. We recently entered into an exclusive distribution agreement for Southeast Asia with Durstrand International Limited. The agreement includes minimum product purchase requirements that must be met in order to retain exclusivity, as well as sub-licensing payment requirements. We expect that our product will be launched in Southeast Asian countries upon receipt of required regulatory approvals.

     Our hand sanitizer and antiseptic skin protectant is commonly applied in small quantities and rubbed into the hands. We also recommend use of the product in the medical and food service industries along with latex gloves as a secondary barrier against infection. Our product decreases the risks associated with glove degradation, tears or cuts, and large latex pore sizes. Because our formula may be virtually non-toxic, it can be used safely in food preparation areas and around medical patients. Our hand sanitizer and antiseptic skin protectant will not damage latex gloves or other products.


     Our hand sanitizer and antiseptic skin protectant product, unlike most competitive products, does not include as its active ingredient alcohol, triclosan, or other organic solvents. The benefits of utilizing an alcohol free and triclosan free formulation are many, and include:

          * Our hand sanitizer and antiseptic skin protectant provides a protective skin barrier. In contrast, alcohol and triclosan based products typically lose effectiveness after drying, which typically lasts approximately fifteen seconds. Thus, our product requires less frequent re-application.

          * Our formulation does not dry out the skin and does not cause any decreased germ resistance. Alcohol and triclosan based products have been shown to actually increase the risk of infectious disease after repeated use, as the drying nature of these ingredients can strip skin of its natural barrier and cause microscopic cracks in the skin, which act as an environment for disease-causing germs that colonize the skin. In addition, triclosan based products have been found to cause decreased resistance to bacteria and the mutation of some germs.

          * Our product is non-flammable and thus reduces the personal injury risks associated with alcohol-based products and increases the institutional and consumer settings where a hand sanitizer and antiseptic skin protectant product can safely and conveniently be applied and stored. Alcohol-based products are highly flammable at concentrations of 60% or greater which are the concentrations of some competitive products.


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

          * Our hand sanitizer and antiseptic skin protectant not only alleviates dry skin conditions caused by alcohol or triclosan based products, it actually helps nourish, moisturize, and heal damaged skin and does not cause many of the skin irritations associated with competitive products, including itching, stinging and burning. We incorporate aloe vera into our hand sanitizer and antiseptic skin protectant product to further promote its soothing effects. In addition, our product helps to heal minor cuts, burns, and abrasions, in contrast to alcohol based products which can cause painful discomfort when in contact with minor skin injuries. Our hand sanitizer and antiseptic skin protectant also does not cause irritation to mucosal tissues in the nose and eyes, unlike alcohol and triclosan based products.


          Our hand sanitizer and antiseptic skin protectant is sold at retail in 2 and 8 ounce plastic bottles, and in the institutional markets in 2, 8, 16 and 32 ounce bottles. We will also provide a bulk refillable dispenser that dispenses pre-measured lotion.


DISEASE PREVENTATIVE PRODUCTS UNDER DEVELOPMENT


     BABY WIPES

     Utilizing the same active ingredient as the hand sanitizer and antiseptic skin protectant, we are developing a non-toxic, long lasting baby wipe for the retail market. We believe that FDA regulatory approval of a benzalkonium chloride-containing baby wipe product as a prevention for diaper rash, if sought and obtained, would give the Preventx(R) baby wipe a significant advantage over alcohol-based wipes on the market today.


     The baby wipes have been developed and are currently being tested for effectiveness in an independent laboratory.


     SURFACE SPRAY DISINFECTANT

     We have developed a surface spray disinfectant which utilizes the same key active ingredient formulation as our hand sanitizer and antiseptic skin protectant product. Our surface spray disinfectant does not contain the thickening and aloe vera additives contained in our hand sanitizer and antiseptic skin protectant, making it suitable for a pump spray application. The pump spray will be packaged in smaller dispensers for personal use applications around common dangerous germ concentrations such as public telephones, public restrooms, and diaper changing areas, and for institutional applications such as food service surfaces, hotel facilities, and surfaces where medical services are performed. The spray will be marketed in 2 and 8 ounce sizes.

     Our disinfectant surface spray has all of the same advantages as our hand sanitizer and antiseptic skin protectant product, and is particularly suited for uses in the food service, medical and hotel industries where safety and toxicity are major concerns. Current competitive products include a variety of caustic household or industrial surface cleaning products, all of which are toxic and generally cannot be used in contact with food preparation or medical care areas without caution. In addition, our disinfectant pump spray product is not harmful to common surfaces such as sinks, counters, trays, furniture, or other objects.

     We expect to launch our surface spray disinfectant product in the United States after obtaining approval from the Environmental Protection Agency.

     The disinfectant surface spray has been developed and is being reviewed by an EPA consultant hired by us to determine what further testing is required before we submit it to the EPA. It will require EPA approval because we want to claim that the spray has the ability to eliminate viruses, bacteria and fungi on surfaces. In accordance with EPA guidelines, the surface spray is classified as a pesticide since it kills viruses, fungi and bacteria on surfaces. Therefore, EPA approval will be applied for under the rules and regulations governing pesticides.

MICROBICIDAL CONTRACEPTIVE GEL

     Our gel has been developed and we anticipate initiation of a Phase III clinical trial with the National Institute of Allergy and Infectious Disease of the National Institutes of Health. The clinical trial, if conducted, will determine whether the gel effectively kills a host of STDs and other infectious diseases,

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
in addition to its contraceptive properties, and is safe. We are aware of no other approved competitive products that make both claims, which would, if successful, make the gel a unique product in the over-the-counter contraceptive market. Upon initiation and successful completion of the Phase III clinical trial and results showing safety and effectiveness, we will file a new drug application with the FDA for its approval. We cannot assure you of any of the following:

     *    the NIH study will either be initiated or successfully completed,

     *    the study's results will be positive,

     *    we will file a new drug application for the product, or

     *    any new drug application we do file will be approved by the FDA.

     The gel would be marketed primarily in the retail, over-the-counter market in 120 ml tubes, and in single use, pre-filled applicators. We would market the product in bulk quantities to condom manufacturers to be used as a coating inside the condom wrapper, thus enhancing the effectiveness of condoms as a disease preventative and enabling condom manufacturers to make additional product claims.

     Existing contraceptive gel products utilize active ingredients such as nonoxynol-9 that can cause lesions, ulcerations, and other skin irritations. These irritations can in turn facilitate infections. Our gel's active ingredients act synergistically as a microbicide and spermicide. In addition, only small amounts are needed, limiting the possibility of skin irritations. In pre-clinical safety studies, our gel was found to cause no damage to squamous or columnar mucosa cells. The gel is compatible with latex condoms.

     We believe that if the NIH studies are successfully completed and FDA approval is obtained, we will be able to offer a product that can capture significant market share and also increase the market for non-prescription contraceptive products. We expect to launch our contraceptive gel product if we receive FDA approval, although we may never obtain approval. The gel is currently approved for sale in Canada as a contraceptive; however, no claims are made by us regarding the microbicidal properties of the product at this time.

     The contraceptive gel will not be sold in the United States until the NIH completes its Phase III study which has yet to begin. The Phase III study will address the effectiveness of the product in preventing the transmission of gonorrhea, chlamydia, and trichomonas vaginalis. The second part of the Phase III testing will address the effectiveness of the product in preventing the transmission of syphilis, HIV, and herpes. This portion of the testing will be performed outside of the United States due to the insufficient number of STDs in the United States. It will then be submitted to the FDA for marketing approval.

ADDITIONAL PRODUCTS UNDER CONSIDERATION

     We are investigating the use of our proprietary product formulation as a platform to develop a variety of common personal care products. These products may include deodorants, shaving creams, moist towelettes, toothpastes and mouthwashes.

SALES AND MARKETING

     We market our products in the United States, Canada, and Southeast Asia, to both the retail over-the-counter market through third party distributors, and to institutional customers through the use of distributors and sales agents and through our internal sales efforts. Our direct sales and executive management personnel lend sales support to our distributors and third party sales agents by making direct sales calls on large buying organizations such as municipal or other governmental service providers, HMOs and hospital buying groups, physician and school districts, airlines and cruise lines, and wholesale buyers and mass merchandisers.

     Within the United States our existing product is sold through Integrated Commercialization Solutions and third-party distributors. We will attempt to distribute our products under development, upon obtaining regulatory approval, through multiple distributor networks. Internationally, we are represented by five third party distributors in multiple foreign countries who collectively employ approximately 500 sales representatives. Our foreign distributors are generally granted exclusive rights in designated territories and are responsible for obtaining and maintaining required foreign regulatory approvals for our products.

     We typically sell inventories to third party distributors against forecasted sales volumes at negotiated transfer prices, and the products are then re-sold by the distributors to end users or other sub-distributors. Our independent distributors are generally free to sell other products that do not compete directly with our products.

     Upon launch of our products, we undertake a high volume direct marketing program, in cooperation with our dealers, consisting of direct mailings of product announcements and introductory buying programs, pricing sheets, and other product offers, followed by sales calls and other written and verbal contacts that are targeted to specific types of buyers. We provide product samples and seek to create product awareness through trade show presentations, participation in public health studies, and through direct contact with various media outlets. We also operate an Internet web site which provides useful information about our current products and those under development, as well as about us and our management.

STRATEGIC RELATIONSHIPS

     GEDA LICENSE


     We currently license on an exclusive basis our proprietary product and manufacturing formulations used in our disease preventative products from Geda International Marketing Co., Ltd., a Bahamian company. The license agreement allows us to make, use, and sell the products formulated on this technology and to sub-license others to do so. The license agreement requires us to pay licensor royalties and a portion of some of our sub-licensing fees and other payments collected by us from joint venture relationships. The license agreement covers the world except for Hong Kong, Taiwan, Africa, and, as to the sale of the anti-microbial hand lotion, the United States. We have subsequently acquired sub-licensing rights in the United States. The term of the license extends to April 29, 2007, subject to renewal options for additional 10 year terms if we meet the guaranteed minimum royalty requirements. Under the license agreement, we are required to pay minimum royalties in order to maintain exclusivity. These minimum royalties increase each year of the contract.

                                             Future Minimum
                Year ending                    Guaranteed
                December 31,                    Payments
                ------------                 --------------
                   1999...................     $  490,000
                   2000...................        735,000
                   2001...................        915,000
                   2002...................      1,215,000
                   2003...................      1,458,000
                   2004...................      1,758,000
                   2005...................      2,108,000
                   2006...................      2,508,000
                   2007...................      2,960,000


The agreement also grants us a right of first refusal to acquire the licensed technology if the licensor decides to sell it.

     We are involved in litigation concerning this license, the adverse outcome of which could result in us losing rights to market, sell and manufacture our hand sanitizer product and other products under development by us, which would result in our inability to generate revenues.


     PREVENT-X LICENSE

     In July 1998, we entered into a sub-license agreement with Prevent-X, Inc., a Miami, Florida based marketing company. This agreement provides us with exclusive rights to make, market, and sell our hand sanitizer and antiseptic skin protectant product in the United States, which rights were previously licensed to Prevent-X by Geda. This licensing agreement also licenses us to use the Preventx(R) trade name, marks and logos. We acquired these rights in exchange for up-front payments of 225,000 shares of our common stock, $50,000 cash, and continuing royalty payments of 5% of net sales. The initial term of the agreement is ten years, based on Empyrean meeting the conditions of the agreement.

     ICS ALLIANCE

     In October 1998, we entered into a letter of intent with Integrated Commercialization Solutions, a division of Bergen Brunswig Corporation. The letter of intent requires us to pay up to $75,000 for ICS services. ICS provided us with a portfolio of outsourcing and marketing resources including finished goods warehousing, customer service, order processing and distribution, invoicing and accounts receivable management. ICS has also provided us with product sampling and other marketing assistance. The arrangement covered all of our disease preventive products. Currently, ICS is only providing warehousing, order processing, and some customer service functions.


     DURSTRAND INTERNATIONAL LIMITED

     On April 28, 1999, we entered into a distribution agreement with Durstrand International Limited, a British Virgin Islands company with offices throughout the world. The agreement provides Durstrand with exclusive rights for three years and automatic renewal for two additional ten-year terms if the agreement's provisions are met by both parties, to distribute the Preventx(R) Hand Sanitizer and Antiseptic Skin Protectant and, when approved by the appropriate regulatory bodies, our contraceptive gel in The Phillippines, Singapore, Thailand, Indonesia, Malaysia, Cambodia, Myanmar and Vietnam. Durstrand paid $600,000 for the exclusive rights to the Preventx(R) Hand Sanitizer and Antiseptic Skin Protectant and will pay $600,000 for the contraceptive gel 120 days following approval of claims related to our products by the FDA. Durstrand must purchase a minimum of $4,400,000 of either product over the three-year term to maintain its exclusive rights.


MANUFACTURING AND QUALITY CONTROL

PREVENTATIVE PRODUCTS

     The manufacturing of our hand sanitizer and antiseptic skin protectant, contraceptive gel, and disinfectant surface spray is performed to our specifications by a contract manufacturer, Canadian Custom Packaging, a Canadian entity located in Toronto, Ontario. CCP performs production and filling of product into tubes and bottles, labeling and packaging. All of the raw materials used in the formulation are acquired by CCP to our specifications. We believe that the raw materials for our products are readily obtainable from a variety of sources and we have experienced no difficulties or unexpected costs to date in acquiring the raw materials. CCP's manufacturing facility is required to meet, and currently meets, good manufacturing practices including regulations adopted by the FDA and is subject to periodic inspection by the agency. It is also ISO 9001 certified. CCP may not continue to meet these requirements, and the failure to meet current governmental regulations regarding manufacturing of our products could cause significant disruptions and costs to be incurred by us, and could cause a material loss of sales and customers. We do not have a long-term contract with CCP and our current arrangement with CCP could be terminated at any time.


RESEARCH AND DEVELOPMENT

     We currently focus all of our limited research and development resources and efforts on our Preventx(R) antimicrobial and contraceptive products. In addition to our internal research and development, we intend to pursue strategic relationships with biotechnology companies and research institutions with respect to further research and development of our product variations and future products, and to seek funding from these partners.

PROPRIETARY RIGHTS

     We license all of the proprietary product and manufacturing formulas used in our disease preventative products from third parties. To date, we hold no patents on our products and formulas. These products utilize common compounds in a formula that we believe are difficult to copy and manufacture. Our proprietary formulas are primarily protected by trade secret protections and through contractual confidentiality obligations, when obtainable, of our employees, contracting parties, independent contractors and other collaborators. We rely on trade secret protection, confidentiality obligations, know-how, and continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We are reviewing the feasibility of obtaining future patent protection with respect to some of our proprietary rights. Without adequate trade secret or patent protection, competitors may be able to produce products competing with our products without infringing on our proprietary rights. The lack of patent protection poses risks to us.


GOVERNMENT REGULATION

     The products we market and intend to market are subject to regulatory approval in both the United States and in foreign countries. The following discussion outlines the various kinds of reviews to which our products may be subjected to prior to receiving approval for marketing in the United States and abroad. Some of our collaborative partners in foreign countries will be responsible for preparing and processing regulatory submissions for countries located in their respective territories.

REQUIREMENTS IN THE UNITED STATES

     The production, distribution and marketing of our products and our research and development activities are subject to regulation for safety, effectiveness and quality by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to extensive federal regulation, ordinarily including the requirement of approval by the FDA before marketing may begin, and, to a lesser extent, state regulation. The Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, distribution, storage, record keeping, approval, advertising, marketing, and sale of our products. Product development and approval within the regulatory scheme, if successful, will take a number of years and involve the expenditure of substantial resources.

     The standard process required by the FDA before a drug may be marketed in the United States includes:

     *    preclinical laboratory and animal tests;

     * submission to the FDA of an application for an investigational new drug, which must become effective before testing of the drug in people may begin;

     * preliminary testing of the drug in people to evaluate the drug and its manner of use; and

     * adequate and well-controlled testing of the drug in people to establish the safety and effectiveness of the drug for its intended indication.

If the product is regulated as a prescription drug, or in some cases as an over-the-counter drug, the Food and Drug Act ordinarily requires the submission and approval of a New Drug Application or an abbreviated NDA, for duplicate versions of "pioneer" drug product, before commercial marketing may begin. As part of the NDA process, the manufacturer is required to accumulate, and submit to the FDA for review and approval in the form of an NDA, a significant amount of safety and effectiveness data from laboratory/animal testing and clinical studies; detailed information concerning product composition, stability, and manufacturing; and other information including proposed labeling. Abbreviated NDAs do not require their own clinical safety and effectiveness data. Each domestic and foreign manufacturing establishment including contract manufacturers for us must also be registered with the FDA and pass an inspection by the FDA prior to approval for commercial distribution.

     Domestic and foreign manufacturing establishments are subject to inspections by the FDA and by other federal agencies and by state and local agencies, and must comply with current good manufacturing practice requirements. If violations of applicable requirements are noted by the FDA or other agencies during an inspection, distribution of clinical materials for investigational use or production lots for commercial use may be halted and, possibly, other sanctions imposed. Commercial marketing of perhaps all of our products, depending on ingredients, claims, and the outcome of the FDA's OTC Drug Review, may occur only after approval of NDAs following the submission of a complete application. The NDA internal review process frequently takes two to four years to complete, or longer and the FDA may require us to perform additional studies to gain approval which may take several years to complete. The FDA may not give its approval at the end of the NDA approval process, or ever, and stringent requirements, violation of which may result in severe civil and criminal penalties, continue to apply even after approval.


     Moreover, we are, or may become, subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use, storage, handling and disposal of waste and hazardous substances used in conjunction with our research work.


     Most OTC drug products marketed in the United States are not subjected to the Food and Drug Act's premarket approval requirements. In 1972, the FDA instituted the ongoing OTC Drug Review to evaluate the safety and effectiveness of OTC drugs then on the market. Through this process, the FDA issues regulations, called mongraphs, that set forth the specific active ingredients, dosages, indications and labeling statements for OTC drugs that the FDA will consider generally recognized as safe and effective and not misbranded and therefore not subject to premarket approval. For some categories of OTC drugs not yet subject to a final regulation, the FDA usually will not take regulatory action against a product unless failure to do so poses a potential health hazard to consumers. OTC drugs not covered by proposed or final OTC regulations, however, are subject to premarket review and approval by the FDA through the NDA or abbreviated NDA process.


     Our active ingredient, benzalkonium chloride, is included in the FDA's proposed regulation for first aid antiseptic drug products, but with different claims than ours. Benzalkonium chloride may not be included in the final regulation or, if it is, the permitted claims may not be the same as ours. Further, the FDA declined to include benzalkonium chloride in its proposed regulation for health care antiseptic drug products, which include antiseptic handwash or health-care personnel handwash drug products. Even though we intend to ask the FDA to reopen the record of the proceeding to consider additional safety and effectiveness data, which we have completed and plan to supply, the FDA may not reopen the record or, even if it does, it may not include benzalkonium chloride in the final regulation or permit claims like ours. If benzalkonium chloride is not covered by the final regulations, or if benzalkonium chloride is included but for different claims than ours, the FDA will not permit us to market the hand sanitizer or antiseptic skin protectant product without premarket approval by the FDA.

     The FDA may take regulatory action against our hand sanitizer and antiseptic skin protectant product as now formulated and with its current claims. We are aware that the FDA issued a warning letter to Andrew Jergens Co. dated April 22, 1999 for its antiseptic lotion containing benzalkonium chloride. The letter maintains that as formulated and labeled the lotion is not covered by the OTC Drug Review, that representations that the lotion makes for prophylactic antimicrobial use are not described in any of the FDA's regulation-making proceedings under the review, that the lotion may not be legally marketed in the U.S. without an NDA approved by the agency, and that the lotion is also misbranded under the Food and Drug Act because the adequacy of the product's directions for use has not been determined. The FDA may assert the same or similar positions respecting our hand sanitizer and antiseptic skin protectant product. We are unsure of how we would respond to these assertions if made or how they would affect the marketing of the marketability of our product.


     We are subject to federal, state and local environmental laws. We believe that we are in material compliance with applicable environmental laws in connection with our current operations.

REQUIREMENTS IN FOREIGN COUNTRIES

     There is a wide variation in the approval or clearance requirements necessary to market products in foreign countries. The requirements range from virtually no requirements to a level comparable to those of the FDA. For example, many countries in South America have minimal regulatory requirements, while many developed countries, such as Japan, have conditions as stringent as those of the FDA. Many lesser developed countries, including many countries in Africa, allow products evaluated and accepted by the World Health Organization to be sold. WHO acceptance must be requested by a country before the WHO will evaluate the product. FDA acceptance is not a substitute for foreign governmental approval or clearance. As in the United States, there is no guarantee that the applicable governmental approval or clearance for any of our products will be quickly obtained or that it will be obtained at all.

COMPETITION

PREVENTATIVE PRODUCTS

     PREVENTX(R) VAGINAL CONTRACEPTIVE GEL
     There are a number of microbicidal devices that are in various stages of development, and none of which to our knowledge are in Phase III clinical trials at this time. Our gel has been accepted by the National Institutes of Health to undergo a Phase III clinical trial to prove its safety and its effectiveness against STDs and as a contraceptive. The first two phases of the multi-million dollar clinical trials have been completed with seemingly positive results from the standpoint of safety. The third phase of the clinical trials will be funded by the NIH. Most competitive products recommend the use of a condom or diaphragm with their product. These products do not include claims that they kill STDs or other infectious disease.


     The contraceptive gel, if approved in the United States, will be sold as a contraceptive gel and anti-infective barrier. The product will be sold at a premium from contraceptive gels that cannot claim an anti-infective barrier. We believe that our gel will compete against other contraceptive products on the basis of product differentiation and, to a lesser extent, price. To the extent we compete based on price, we will be at a competitive disadvantage.



     PREVENTX(R) HAND SANITIZER AND ANTISEPTIC SKIN PROTECTANT

     There are a number of competitors in the consumer hand sanitizer and antiseptic skin protectant market, including Dial Corporation, GoJo Industries, Colgate-Palmolive Company and Reckitt & Coleman, Inc. Most current products use a 60% or higher concentration of either alcohol or triclosan as their active ingredients. In the institutional market, our current competitors include SyDerma, Woodward Laboratories and Bio-Safe. Some of the competitive products have formulas similar to Preventx(R). Hand sanitizers in the United States are sold based on price competition.

     PREVENTX(R) DISINFECTANT SURFACE SPRAY

     There are numerous competitors in the surface cleaning market, both in the United States and worldwide, including Reckitt & Coleman, which markets the Lysol brand, and Dial.


     We plan to sell the disinfectant surface spray as an anti-bacterial surface spray that is safe to be used near food and that does not give any after taste or odor. We expect that it will be as strong and as effective as those sprays not used near food because they are lethal to ingest. We intend to sell the product at a premium price. Like our contraceptive gel, we believe that our surface spray will compete against other surface cleaners on the basis of product differentiation and, to a lesser extent, price. Price competition would place us at a competitive disadvantage.


EMPLOYEES

     As of September 15, 1999, we employed nine full-time personnel. These employees are involved in executive, corporate administration, operations, and sales and marketing functions.

FACILITIES

     Our corporate facility is located in Phoenix, Arizona and consists of approximately 4,300 square feet of executive office and warehouse space. We lease this facility for a monthly base rent of $3,363. The lease expires in March 2001. We believe that our facilities are adequate for our needs for the foreseeable future.

LEGAL PROCEEDINGS

     An action was filed against us on February 28, 1997 in the Superior Court of the State of California, Santa Clara County, alleging a number of securities fraud violations and misrepresentations by Daniel Bland and Pinnacle Diagnostics, formerly known as Empyrean Diagnostics USA, Inc. Plaintiff, Focus Profile, LLC, claims economic damages in amount of $538,750, plus interest. Plaintiff also requests punitive damages. We have been joined as defendants on the theory that Pinnacle's investment in us declined as a result of misrepresentations and omissions by former management and that we are purportedly liable to Pinnacle's investors as an "alter-ego" of Pinnacle. We were granted judgement in this case on September 22, 1999. Plaintiff has asked the court to set aside the judgement, a matter scheduled to be heard in October 1999.

     We are involved in an action filed by Optima Holding Co., Ltd. and Mercury Technology Corp. on July 2, 1998 in the Circuit Court of the Eleventh Judicial District, Dade County, Florida. This action alleges that we tortiously interfered with Optima and Mercury's contractual relationship with Geda. Optima and Mercury claim that they had prior rights to the Geda formulation and products and that we induced Geda to breach that agreement by licensing rights to us. Optima and Mercury have requested an unspecified amount of damages against us. In a separate action that has now been consolidated with the first in the same court, Geda has requested a declaratory judgment that Geda properly terminated its development and distribution contract with Optima and Mercury. Plantiffs seek injuncture relief to prevent Geda and its managers and directors from allowing Geda to have further dealings with us. If we are not successful in this action, we could lose the rights to market, sell, or manufacture our current hand sanitizer product and on other products under development worldwide.

                            EXECUTIVE COMPENSATION

     The following table is a summary of the compensation paid to our Chief Executive Officer and each executive officer who earned over $100,000 in total salary and bonus for each of our three most recently completed fiscal years.

SUMMARY COMPENSATION TABLE

                                                                              Long Term
                                                                             Compensation
                                                Annual Compensation            Awards
                                       ------------------------------------  -------------
                                                                              Securities
                                                                 Other       Under Options      All
                                                                Annual        Granted/SARs     Other
Name and Principal Position      Year  Salary($)  Bonus($)  Compensation($)   Granted(#)    Compensation
------------------------------   ----  ---------  --------  ---------------  -------------  ------------
Stephen D. Hayter    .........   1998  $186,923      0            0            1,400,000         0
 President and Chief             1997  $189,539      0            0              300,000         0
 Executive Officer               1996  $ 60,000      0            0              600,000         0
Raymond E. Dean   ............   1998  $135,000      0            0              700,000         0
 Former Secretary and            1997  $ 40,000      0            0              300,000         0
 Chief Operations Officer(1)

----------
(1) Mr. Dean joined Empyrean in August, 1997 and therefore no compensation information for 1996 is provided. Mr. Dean resigned as chief operations officer in September 1999. Currently he remains an employee of the Company.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                            Number of      % of Total
                            Securities    Options/SARS
                            Underlying     Granted to      Exercise
                           Options/SARS   Employees in     or Base
Name                        Granted #      Fiscal Year   ($/Security)   Expiration Date
----                       ------------   ------------   ------------   ---------------
Stephen D. Hayter   ......   1,400,000       62.5%           $0.95       April 28, 2001
Raymond E. Dean  .........     700,000       31.3%           $0.95       April 28, 2001

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                     Options/
                                                     Options/          SARs
                                                  SARs At Fiscal      Fiscal
                           Shares                    Year-end        Year-end
                          Acquired      Value      Exercisable/     Exercisable/
Name                     On Exercise   Realized    Unexercisable   Unexercisable
----                     -----------   --------   ---------------  -------------

Stephen D. Hayter......     25,000       $8,450      1,350,570         $3,500
                                                       854,372              0
Raymond E. Dean........          0            0        747,719              0
                                                       427,186

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth as of October 22, 1999 information about the amount and nature of beneficial ownership of the common stock held by:


          * Each person who we know is a beneficial owner of more than 5% of our outstanding common stock;

          *    Each person who is a director or  executive  officer of Empyrean;
               and

          *    All of our directors and executive officers as a group.

     The business address of each person listed is c/o Empyrean Bioscience, Inc., 2238 West Lone Cactus Drive, Suite 200, Phoenix, Arizona 85027-2613.


     Beneficial ownership is determined in accordance with the rules of the SEC and includes generally voting powers and investment power with respect to securities. We believe that each individual named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by him, subject to community property laws where applicable and except where otherwise noted.

     Beneficial ownership is calculated based on 29,346,659 common shares issued and outstanding as of October 22, 1999, under Rule 13d-3(d) of the Securities Exchange Act of 1934. Shares subject to unexercised options, warrants, rights or conversion privileges exercisable within 60 days of October 22, 1999, are deemed outstanding for the purpose of calculating the number and percentage owned by that person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The first column of the following chart represents the total number of actual outstanding shares owned by the named individual, including options and warrants exercisable within 60 days of October 22, 1999. The second column titled "Portion Represented by Options and Warrants" shows the portion of the column 1 figure represented by options and warrants exercisable within 60 days of October 22, 1999.

                                             Total         Portion
                                            Amount        Represented
                                         of Beneficial    by Options    Percent
Name and Address of Beneficial Owner       Ownership     and Warrants   of Class
------------------------------------     -------------   ------------   --------

Michael Cicak    ......................     1,385,000        580,000      4.7%
Stephen D. Hayter   ...................     1,557,305      1,400,570      5.3%
Raymond E. Dean  ......................       749,719        747,719      2.6%
Dr. Andrew J. Fishleder   .............       163,000        140,000      *
Robert G.J. Burg II    ................       130,000        100,000      *
Lawrence D. Bain    ...................     1,232,750        710,000      4.2%
Richard C. Adamany  ...................       230,000        230,000      *
Bennett S. Rubin    ...................       230,000        230,000      *
Directors and executive officers as a
 group (eight persons)  ...............     5,677,774      4,138,289     19.3%

----------
* less than 1%

     As of the date of this Joint Proxy Statement/Prospectus, to our knowledge, there are no arrangements of which may at a subsequent date result in a change in control of Empyrean.


EMPLOYMENT AGREEMENTS


     Steven D. Hayter, our President, Chief Executive Officer, and Chairman of the Board, works under an employment agreement effective as of September 1, 1999. Under the employment agreement, six months from September 1, 1999, Mr. Hayter will resign as President and Chief Executive Officer of the Company. Mr. Hayter's agreement provides for a base salary of $180,000 per year which shall continue through December 31, 2001 subject to review by our Compensation Committee. Mr. Hayter would be entitled to participate in an incentive compensation program in the future if so approved by our Board of Directors. Under the employment agreement, we have agreed to register shares issuable upon exercise of options granted to Mr. Hayter under our stock plan and have agreed to register the resale of those shares under an effective Form S-3 Registration Statement, if available. If Mr. Hayter is terminated without cause, we are obligated to provide Mr. Hayter twelve months of severance pay, including one year's salary and a pro rata portion of his annual bonus and accelerated vesting of options. Mr. Hayter's agreement also contains confidentiality and non-compete covenants. We have agreed to indemnify Mr. Hayter for actions taken by him as an officer or director of us and this indemnification will survive his termination. We have agreed to continue liability insurance until five years following Mr. Hayter's termination with us.

     Richard C. Adamany, our Executive Vice President and Chief Operating Officer, works under an employment agreement effective as of September 7, 1999. Mr. Adamany's agreement provides for a base salary of $150,000 for the first six months of the agreement. Under the employment agreement, no later than six months from September 7, 1999, Mr. Adamany will assume the position of President and Chief Executive Officer of the Company and will become a director. His annual base salary will increase to $180,000 at the end of the six month period. Mr. Adamany will be reimbursed for weekly trips between Cleveland, Ohio and Phoenix, Arizona. In addition, the Company will provide Mr. Adamany with a furnished two-bedroom apartment in Phoenix, Arizona, access to a physical fitness center, and an automobile. Mr. Adamany would be entitled to participate in an incentive compensation program in the future if so approved by our Board of Directors. Under the employment agreement, we have agreed to register shares issuable upon exercise of options granted to Mr. Adamany under our stock plan and have agreed to register the resale of those shares under an effective Form S-3 Registration Statement, if available. If Mr. Adamany is terminated without cause, we are obligated to provide Mr. Adamany twenty-four months of severance pay, including two years of salary and a pro rata portion of his annual bonus and accelerated vesting of options, unless Mr. Adamany is terminated less than twelve months from the date of execution of the employment agreement, in which case his severance pay would be limited to twelve months. Mr. Adamany has the option upon termination of accepting a lump sum payment for severance pay, calculated by discounting the stream of payments owed to him using a discount rate of 15%. Mr. Adamany's bonus will be payable no later than ninety days following the close of the fiscal year that he is terminated. Mr. Adamany's agreement also contains confidentiality and non-compete covenants. We have agreed to indemnify Mr. Adamany for actions taken by him as an officer or director of us and this indemnification will survive his termination. We have agreed to continue liability insurance until five years following Mr. Adamany's termination with us.

     In addition, under his employment agreement, Mr. Adamany is entitled to a grant of options to purchase a minimum of 1.5 million shares of common stock at the fair market value of the common stock on the date of grant. The first option to purchase 50,000 shares of common stock vested upon execution of the employment agreement. Options to purchase 90,000 shares will vest on the last day of each of the second, third, fourth, fifth and sixth months following the execution of the employment agreement. The remaining options will vest according to mutually agreed upon performance criteria. The agreement provides that options granted to other members of management will vest upon the same performance criteria as the criteria for Mr. Adamany.

     Bennett S. Rubin, our Executive Vice President and Chief Marketing Officer, works under an employment agreement effective as of September 7, 1999. Mr. Rubin's agreement provides for a base salary of $150,000 for the first six months of the agreement. Under the employment agreement, no later than six months from the effective date of September 7, 1999, Mr. Rubin will assume the position of Executive Vice President and Chief Operating Officer of the Company, and will become a director. His annual base salary will increase to $170,000 at the end of the six month period. Mr. Rubin will be reimbursed for weekly trips between Cleveland, Ohio and Phoenix, Arizona. In addition, the Company will provide Mr. Rubin with a furnished two-bedroom apartment in Phoenix, Arizona, access to a physical fitness center, and an automobile. Mr. Rubin would be entitled to participate in an incentive compensation program in the future if so approved by our Board of Directors. Under the employment agreement, we have agreed to register shares issuable upon exercise of options granted to Mr. Rubin under our stock plan and have agreed to register the resale of shares under an effective Form S-3 Registration Statement, if available. If Mr. Rubin is terminated without cause, we are obligated to provide Mr. Rubin twenty-four months of severance pay, including two years of salary and a pro rata portion of his annual bonus and accelerated vesting of options, unless Mr. Rubin is terminated less than twelve months from the date of execution of the employment agreement, in which case his severance pay would be limited to twelve months. Mr. Rubin has the option upon termination of accepting a lump sum payment for severance pay, calculated by discounting the stream of payments owed to him using a discount rate of 15%. Mr. Rubin's bonus will be payable no later than ninety days following the close of the fiscal year that he is terminated. Mr. Rubin's agreement also contains confidentiality and non-compete covenants. We have agreed to indemnify Mr. Rubin for actions taken by him as an officer or director of us and this indemnification will survive his termination. We have agreed to continue liability insurance until five years following Mr. Rubin's termination with us.

     In addition, under his employment agreement, Mr. Rubin is entitled to a grant of options to purchase a minimum of 1.5 million shares of common stock at the fair market value of the common stock on the date of grant. The first option to purchase 50,000 shares of common stock vested upon execution of the employment agreement. Options to purchase 90,000 shares will vest on the last day of each of the second, third, fourth, fifth and sixth months following the execution of the employment agreement. The remaining options will vest according to mutually agreed upon performance criteria. The agreement provides that options granted to other members of management will vest upon the same performance criteria as the criteria for Mr. Rubin.


                       DESCRIPTION OF OUR CAPITAL STOCK

     The following is a summary description of the capital stock we intend to issue as a Delaware corporation. For a more complete description of the rights and other terms of our capital stock, we direct you to our Certificate of Incorporation and Bylaws.

COMMON STOCK


     Our authorized common stock consists of 90,000,000 shares of common stock, par value $.0001 per share. The holders of common stock are entitled to dividends, pro rata, as and when declared by the Board of Directors, to one vote per share at a meeting of shareholders and, upon winding up or liquidation, to receive those of our assets that are distributable to the holders of the common stock upon winding up or liquidation. No common stock has been issued subject to call or assessment. There are no preemptive or conversion rights and no provisions for redemption, purchase for cancellation, surrender or sinking funds, 100 shares of Preventx common stock are currently issued and outstanding and are owned by Empyrean Wyoming.


PREFERRED STOCK


     Our authorized shares of preferred stock consists of 10,000,000 shares, par value of $.0001 per share. Our directors are authorized by our Certificate of Incorporation to issue preferred stock in one or more series and to create and attach special rights and restrictions to a series of shares. No shares of preferred stock have been issued.


     Other than the Board's ability to issue preferred stock described above, there are no provisions in our Certificate of Incorporation which would have an effect of delaying, deferring or preventing a change in control of Empyrean.

ESCROW SHARES


     An additional 710,000 shares of Empyrean common stock reserved for the potential exercise of warrants were issued and are held in escrow under the terms of an Escrow Agreement dated July 9, 1998 among Empyrean, Kaplan Gottbetter & Levenson, LLP and the warrant holders. Shares of our Delaware corporation issued in exchange for these shares will similarly be held in escrow.

WARRANTS


     Set forth below is a table showing the number of warrants to purchase Empyrean stock that are currently outstanding, the exercise prices payable upon an election to exercise, and the term of each of these warrants:


                                     Exercise                       Exercise
 Original Issuance      Currently     Price/                         Price/
        Date           Outstanding    Share      Effective Until     Share     Effective Until
--------------------   -----------   --------   -----------------   --------   ---------------
July 15, 1998(1)           795,492   $ 0.9051        July 9, 2000   $ 1.056       July 9, 2001
February 15, 1999(2)        40,000   $ 0.10     February 15, 2001       --                 --
March 17, 1999             460,000   $ 0.60        March 17, 2000   $ 0.75      March 17, 2001
May 5, 1999                500,000   $ 0.50           May 5, 2004       --                 --
May 27, 1999               610,000   $ 0.60          May 26, 2000   $ 0.75        May 26, 2001
                         ---------
Total                    2,405,492
                         =========

----------
(1) These warrants were issued to purchasers of debentures of Empyrean issued in a private placement on the same date.

(2) These warrants were issued to purchasers of our promissory notes issued in a private placement on the same date.


     Upon completion of our reincorporation, these warrants will entitle the holders to purchase our Delaware company stock at the same price.


1998 EMPRYEAN DIAGNOSTICS, LTD. STOCK PLAN


     Empyrean  has adopted our 1998 stock  option  plan.  We believe the plan is necessary to attract, compensate, and motivate our employees, officers, directors, and consultants. Under the plan, we may grant incentive stock options and non-qualified stock options to our employees, officers, directors, and consultants. The Board administers the plan. The Board determines eligibility, the types and sizes of options, the price and timing of options, and any vesting, including acceleration of vesting, of options.

     An aggregate of 6,000,000 shares of Empyrean common stock are available for grant under the plan. The Board may terminate or amend the plan to the extent shareholder approval is not required by law. Termination or amendment will not adversely affect options previously granted under the plan. After our reincorporation, Preventx will assume this plan


REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent of our common stock is Jersey Transfer and Trust Company, 201 Bloomfield Avenue, P.O. Box 36, Verona New Jersey 07044.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the last two fiscal years we have entered into the following transactions with our directors, officers, holders of 5% or more of our common stock, or their affiliates:


STUART C. McNEILL

     Mr. McNeill was our Secretary and a director from November 9, 1995 to November 20, 1998. We entered into an oral agreement with McNeill & Associates Financial Consultants, Inc. which is a private British Columbia company controlled by Mr. McNeill. McNeill & Associates, under the agreement, provided us with accounting, office and administrative services. We paid McNeill & Associates $120,534 in 1996 and $15,346 in 1997 for its services. The agreement was terminated on February 1, 1997.

DAVID TEWS


     Mr. Tews was a director between January 27, 1997 and November 20, 1998. We entered into a Consulting Services Agreement with International Trade Group, Inc. which is a private company controlled by Mr. Tews. ITG, under the agreement, provided consulting services to us with respect to strategic planning and business development for a monthly fee of $6,000 and 250,000 stock options exercisable for three years at $0.83 per share. The 250,000 stock options were granted on June 16, 1998. The agreement was for a term of three years starting June 16, 1998. Effective October 15, 1999, we notified Mr. Tews that we were termitting this agreement.


ANDREW POLLET

     Mr. Pollet was one of our directors between March 24, 1997 and November 20, 1998. Pollet Law, a law firm which Mr. Pollet founded and is the principal shareholder, has provided us with legal services. We paid Pollet Law $127,329, $93,975 and $126,775 in 1998, 1997 and 1996, respectively for legal services. Pollet Law continues to provide legal services.

LAWRENCE D. BAIN


     Mr. Bain was appointed director on August 6, 1999. In April 1998, we entered into an engagement agreement with Uptic Investments Corp., which is controlled by Mr. Bain. Uptic provided financial advisory services to us with respect to obtaining strategic corporate or institutional investors and also facilitated introductions to key customers and distributors. Uptic has been issued warrants to purchase 1,000,000 shares of common stock, of which it has purchased upon exercise of the warrant 250,000 shares that were granted and fully exercisable in April, 1998 at an exercise price of $0.01 per share and 250,000 warrants that were granted and fully exercisable in January, 1999 at an exercisable price of $0.01. The remaining 500,000 warrants that were granted and fully exercisable on May 5, 1999 have an exercise price of $0.50. Consulting expenses in the amount of $213,275 and $301,000 were recorded in 1998 and 1999, respectively, in accordance with SFAS 123 for the fair value of the warrants.


INDEBTEDNESS OF MANAGEMENT AND OTHERS TO THE COMPANY


     In 1997 Mr. Stephen D. Hayter, our President, Chief Executive Officer, and a Director, delivered to us a promissory note in the original principal amount of $120,873 with interest at 8.5% per annum, as payment for the exercise of 200,000 stock options. The promissory note was paid in full during the first quarter of 1998.


PRICE OF COMMON STOCK


     Our common stock is publicly traded on the over-the-counter bulletin board under the ticker symbol "EMDG." We have approximately 4,100 holders of our common stock. The following table presents the high and low bid prices of the common stock.

                                        High       Low
                                       ------     -----

         1999
          Third Quarter ............    $1.00     $0.62
          Second Quarter   .........    $1.01     $0.48
          First Quarter    .........    $1.03     $0.35
         1998
          Fourth Quarter   .........    $1.00     $0.30
          Third Quarter ............    $1.00     $0.50
          Second Quarter   .........    $1.50     $0.59
          First Quarter    .........    $0.94     $0.44
         1997
          Fourth Quarter(1)   ......    $1.00     $0.55

------------
(1) We began trading on the OTC bulletin board on December 16, 1997.

                                  LEGAL MATTERS


     The validity of the Preventx, Inc. shares to be issued in connection with the merger and selected tax matters relating to the reincorporation merger will be passed upon by Snell & Wilmer L.L.P.


                                    EXPERTS

     Grant Thornton LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1998, and for each of the two years then ended, as set forth in their report thereon, which financial statements and report are included elsewhere in this Joint Proxy Statement/Prospectus. These consolidated financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended with respect to the securities offered by this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus, which is a part of the Registration Statement, does not contain all of the information in the Registration Statement because parts are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the offering described in this document, reference is made to the entire Registration Statement.

     We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly are not obligated to file reports, proxy statements, information statements, and other information with the SEC in accordance with the Exchange Act. However, we intend to begin filing SEC reports after the effective date of this Joint Proxy Statement/Prospectus. The Registration Statement we have filed and any reports, proxy statements, information statements, and other information we later file with the SEC under the Exchange Act may be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be obtained electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System at the SEC's Internet web site (http://www.sec.gov).

                                C O N T E N T S

                                                                          Page
                                                                          ----

Report of Independent Certified Public Accountants   ..................    F-2

CONSOLIDATED FINANCIAL STATEMENTS
   Consolidated Balance Sheet   .......................................    F-3
   Consolidated Statements of Operations    ...........................    F-4
   Consolidated Statement of Stockholders' Equity (Deficit)   .........    F-5
   Consolidated Statements of Cash Flows    ...........................    F-6
   Notes to Consolidated Financial Statements  ........................    F-7

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTH PERIOD ENDING JUNE 30, 1999
   Condensed Consolidated Balance Sheet  ..............................   F-14
   Condensed Consolidated Statements of Operations   ..................   F-15
   Condensed Consolidated Statement of Stockholders' Equity (Deficit)     F-16
   Condensed Consolidated Statements of Cash Flows   ..................   F-17
   Notes to Condensed Consolidated Financial Statements    ............   F-18

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Empyrean Bioscience, Inc.


     We have audited the accompanying consolidated balance sheet of Empyrean Bioscience, Inc., and its wholly-owned subsidiary as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Empyrean Bioscience, Inc., and subsidiary as of December 31, 1998, and the consolidated results of their operations and their cash flows for each of the two years then ended in conformity with generally accepted accounting principles.


     The accompanying financial statements have been prepared assuming that Empyrean Bioscience, Inc., will continue as a going concern. As shown in the financial statements, Empyrean Bioscience, Inc., incurred a net loss of $3,147,135 during the year ended December 31, 1998, and, as of that date Empyrean Bioscience, Inc. has a deficit in stockholders' equity of $124,908. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about Empyrean Bioscience, Inc.'s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



GRANT THORNTON LLP


San Francisco, California
February 11, 1999, except for notes 10 and 11 as to which the date is October 25, 1999.

                           EMPYREAN BIOSCIENCE, INC.

                          CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                                   (Restated)


                                  ASSETS
CURRENT ASSETS
   Cash and cash equivalents....................................  $      62,793
   Prepaid expenses and deposits................................        167,913
   Inventory....................................................         16,386
   Due from an employee.........................................          9,305
   Other........................................................            306
                                                                  -------------
   Total current assets.........................................        256,703
EQUIPMENT AND IMPROVEMENTS......................................         57,122
                                                                  -------------
                                                                  $     313,825
                                                                  =============
                    LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
   Accounts payable and accrued liabilities.....................  $     438,733
COMMITMENTS AND CONTINGENCIES...................................            --
STOCKHOLDERS' DEFICIT
   Common stock, authorized 100,000,000 shares, without
    par value; 26,399,824 shares issued and outstanding.........     18,246,565
   Accumulated deficit..........................................    (18,371,473)
                                                                  -------------
                                                                       (124,908)
                                                                  -------------
                                                                  $     313,825
                                                                  =============


                See accompanying notes to financial statements.

                           EMPYREAN BIOSCIENCE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,


                                                       1997            1998
                                                   ------------    ------------
                                                                    (Restated)

Net sales ...................................      $     13,018    $      9,815
Cost of sales ...............................             2,623           3,436
                                                   ------------    ------------
   Gross profit .............................            10,395           6,379
Selling, general and administrative expenses          1,875,020       2,912,791
Research and development expense ............           137,349          31,425
Write-down of inventory .....................           458,800          28,516
Write-down of receivables ...................           105,000              --
                                                   ------------    ------------
                                                      2,576,169       2,972,732
                                                   ------------    ------------
   Loss from operations .....................        (2,565,774)     (2,966,353)
Other income (expense)
 Loss on disposal of fixed assets ...........           (30,693)       (209,972)
 Other, net .................................               921          29,190
                                                   ------------    ------------
                                                        (29,772)       (180,782)
                                                   ------------    ------------
   NET LOSS .................................      $ (2,595,546)   $ (3,147,135)
                                                   ============    ============
BASIC AND DILUTED LOSS PER SHARE ............      $       (.14)   $       (.14)
                                                   ============    ============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING        18,213,790      22,883,937
                                                   ============    ============


                See accompanying notes to financial statements.

                           EMPYREAN BIOSCIENCE, INC.

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                    YEARS ENDED DECEMBER 31, 1997 AND 1998
                                   (Restated)


                                                    Common Stock
                                             --------------------------    Paid-in    Accumulated
                                                Shares        Amount       Capital      Deficit           Total
                                             -----------  -------------  ----------  --------------   -------------
Balances, January 1, 1997...................  15,712,580   $ 12,633,185  $ 368,004    $ (12,628,792)  $    372,397
   Common stock issued for cash.............   1,542,889        549,329        --               --         549,329
   Common stock issued for subscription.....   1,008,773        368,004   (368,004)             --             --
   Stock option exercised by directors......     584,155        205,162        --               --         205,162
   Stock option exercised by contractors         120,139         49,594        --               --          49,594
   Stock option exercised by the
    Company's CEO for note receivable.......     215,845        120,873        --               --         120,873
   Warrants exercised by directors..........     251,766        125,511        --               --         125,511
   Warrants exercised by investors..........   1,410,081      1,011,255        --               --       1,011,255
   Common stock issued for debt.............     260,728        262,237        --               --         262,237
   Common stock issued for finder's fee           25,000         28,878        --               --          28,878
   Common stock issued for license rights...      95,000         75,492        --               --          75,492
   Net loss.................................         --             --         --        (2,595,546)    (2,595,546)
                                              ----------   ------------  ----------   -------------   ------------
Balances, December 31, 1997.................  21,226,956     15,429,520        --       (15,224,338)       205,182
   Common stock issued for cash.............   2,680,322      1,078,000        --               --       1,078,000
   Stock options exercised by directors.....     125,000         57,766        --               --          57,766
   Stock options exercised by others........       7,500          4,178        --               --           4,178
   Warrants exercised by directors..........     186,370         84,955        --               --          84,955
   Warrants exercised by investors..........   1,480,506        578,140        --               --         578,140
   Common stock issued for debt.............     197,247        124,265        --               --         124,265
   Common stock issued for expenses.........     170,923        114,236        --               --         114,236
   Common stock issued for license
    rights..................................     325,000        223,250        --               --         223,250
   Fair value of option and warrant
    grants..................................         --         552,255        --               --         552,255
   Net loss.................................         --             --         --        (3,147,135)    (3,147,135)
                                              ----------   ------------  ----------   -------------   ------------
Balances, December 31, 1998 ..............  26,399,824   $ 18,246,565  $     --     $ (18,371,473)  $   (124,908)
                                              ==========   ============  ==========   =============    ============


                See accompanying notes to financial statements.

                           EMPYREAN BIOSCIENCE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,


                                                                   1997          1998
                                                               -----------    -----------
                                                                               (Restated)
Cash flows from operating activities
 Net loss ..................................................   $(2,595,546)   $(3,147,135)
 Adjustments to reconcile net loss to net cash used in
   operating activities
   Depreciation ............................................        90,120         80,132
   Options and warrants issued for services ................            --        552,255
   Loss on write-downs and adjustments .....................       610,795        212,804
   Issuance of common stock for expenses ...................       104,370        337,486
   Changes in operating assets and liabilities
    Prepaid expenses and deposits ..........................       (14,899)      (153,014)
    Inventory ..............................................       (56,511)            --
    Accounts payable and accrued liabilities ...............       (71,971)       297,106
    Deposits ...............................................       149,985             --
                                                               -----------    -----------
    Net cash used in operating activities ..................    (1,783,657)    (1,820,366)
Cash flows from investing activities
 Payments on note receivable ...............................        70,112         50,761
 Proceeds from sale of capital assets ......................            --          3,320
 Purchase of capital assets ................................       (66,244)       (40,644)
 Proceeds from (advances to) employee and other receivables        (12,672)        19,386
                                                               -----------    -----------
 Net cash provided by (used in) investing activities .......        (8,804)        32,823
Cash flows from financing activities
 Proceeds from issuance of common stock ....................     1,836,481      1,803,039
                                                               -----------    -----------
    NET INCREASE IN CASH AND CASH
      EQUIVALENTS ..........................................        44,020         15,497
Cash and cash equivalents at beginning of year .............         3,276         47,296
                                                               -----------    -----------
Cash and cash equivalents at end of year ...................   $    47,296    $    62,793
                                                               ===========    ===========
Noncash financing and investing activities
 Issuance of common shares for debt ........................   $   262,237    $   124,265
 Issuance of common shares to CEO for note receivable ......   $   120,873    $        --


                See accompanying notes to financial statements.

                           EMPYREAN BIOSCIENCE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1998 AND 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Empyrean Bioscience, Inc. (the "Company"), previously known as Empyrean Diagnostics Ltd., was originally a Canadian entity, which in 1995 was a fully operational organization. The Company became a Wyoming corporation during 1997. The Company through its subsidiary distributes and markets products designed to prevent and diagnose diseases. The Company is identifying strategic corporate partners to both fund and distribute the PrevenTx Hand Sanitizer and Antiseptic Skin Protectant and Vaginal Contraceptive Gel in the United States.

   The Company's summary of significant accounting policies applied in the preparation of these financial statements follows:

*  PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany accounts and transactions are eliminated in consolidation.

*  CASH EQUIVALENTS

   The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

*  INVENTORY

   Inventory is recorded at the lower of cost (average cost) or market. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.

*  EQUIPMENT AND IMPROVEMENTS

   Equipment and improvements are recorded at cost. Depreciation is provided from the dates the assets are placed in service on a declining balance basis at the following rates:

          Lab and manufacturing equipment    --   25% declining balance
          Office equipment and furniture     --   20% declining balance
          Leasehold improvements             --   lesser of 5 years or the
                                                  term of the lease

*  REVENUE RECOGNITION

   The Company recognizes revenue when no significant obligations remain and collectability of the amount is probable.

*  ADVERTISING

   The Company recognizes advertising expenses as they are incurred.

*  INCOME TAXES

   The  Company  accounts  for income taxes on the liability method, as provided
   by   Statement   of   Financial   Accounting   Standards  ("SFAS")  No.  109,
   "Accounting for Income Taxes."

*  EARNINGS (LOSS) PER SHARE

   Loss per share has been calculated using the weighted average number of shares outstanding. The effect of options, warrants and contingent share issuances are excluded from the calculation when the effects are anti-dilutive.

                           EMPYREAN BIOSCIENCE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 1998 AND 1997 -- (Continued)

*  STOCK-BASED COMPENSATION

   The Company accounts for stock-based awards to employees and members of the board of directors using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees." Awards to consultants and others are accounted for using the fair value method of SFAS No. 123
   "Stock-based Compensation." The Company presents the disclosure only provisions of SFAS No. 123 for employee and director awards.

*  USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

*  FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's financial instrument assets and liabilities. These assets and liabilities consist of, based on the short-term nature of such instruments, cash, cash equivalents and payables. The balance sheet carrying amounts of these instruments approximate the estimated fair values.


*  SEGMENT REPORTING

   The Company's business is currently conducted in a single operating segment, preventative products. In the future, we expect to operate in several segments based on the type of customer such as institutional, retail and distributor. The Company's chief operating decision maker is the Chief Executive Officer who reviews a single set of financial data that encompasses our entire operations for purposes of making operating decisions and assessing performance.


NOTE 2 -- GOING CONCERN

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years and has a deficit in stockholders' equity.

   In view of the matter described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

   The Company has assessed its position in the marketplace as a manufacturer/distributor, and has redirected its efforts to promotion of and finding distributors for its line of contraceptive gels and antiseptic lotions. Management intends to seek additional capital investment through either debt or equity placements and believes the proceeds of these placements, along with the focus on new products, will generate sufficient working capital for the Company to continue in operation for the next twelve months.

                           EMPYREAN BIOSCIENCE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 1998 AND 1997 -- (Continued)

NOTE 3 -- PREPAID EXPENSES AND DEPOSITS

   During 1998 the Company placed an order with a manufacturer for approximately $424,000. As of December 31, 1998, the Company had advanced the manufacturer $150,000 on the order. The terms of the prepaid purchase was freight on board shipping point. As of December 31, 1998, no goods had been shipped by the manufacturer.


NOTE 4 -- EQUIPMENT AND IMPROVEMENTS

   Equipment and improvements are comprised of the following:


        Furniture and office equipment ....................  $ 107,376
        Leasehold improvements ............................      9,455
                                                             ---------
                                                               116,831
        Accumulated depreciation ..........................    (59,709)
                                                             ---------
                                                             $  57,122
                                                             =========


NOTE 5 - STOCKHOLDERS' EQUITY

   The Company's authorized preferred stock consists of 100,000,000 shares of Class "A" with a par value of $10 and 100,000,000 shares of Class "B" with a par value of $50. As of December 31, 1998, no preferred stock is issued or outstanding.

   The 1997 Stock Option Plan, which is accounted for under APB Opinion No. 25 and related interpretations, provides that up to 6,000,000 stock options may be granted to employees, board members and persons providing services to the Company. The stock options may be exercised at the rate of 25% semi-annually, on a cumulative basis during a vesting period of two years and generally expire three years after the grant date. The stock options are exercisable during involvement with the Company and up to thirty days after involvement has ceased, if the Board of Directors so approve. The options are exercisable at not less than the market value of the Company's stock on the date of the grant. Accordingly, no compensation cost has been recognized for grants from the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below.


                                           1997               1998
                                        -----------        -----------

     Net loss
          As reported ...........       $(2,595,546)       $(3,147,135)
          Pro forma .............        (3,166,866)        (3,931,960)
     Loss per share
          As reported ...........              (.14)              (.14)
          Pro forma .............              (.17)              (.17)


   The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions: dividend yield of 0%; a risk-free interest rate of 6%, expected lives of 2 years; and volatility of 96%.

                           EMPYREAN BIOSCIENCE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 1998 AND 1997 -- (Continued)

   A summary of the status of the Company's stock options as of December 31, 1997 and 1998, and changes during the years ending on those dates is presented below.


                                            1997                  1998
                                    ---------------------  --------------------
                                                 Weighted              Weighted
                                                  Average               Average
                                                 Exercise              Exercise
                                     Shares       Price     Shares      Price
                                    -----------  --------  ----------  --------

Outstanding at beginning of year...  1,055,139    $ .41    2,390,000   $ .64
   Granted  .......................  2,255,000      .68    2,925,000     .91
   Exercised   ....................   (920,139)     .41     (132,500)    .47
   Expired  .......................        --      --       (212,500)    .55
                                     ---------             ---------
Outstanding at end of year ........  2,390,000      .64    4,970,000     .81
                                     =========             =========
Weighted-average fair value of
 options granted during the year...               $ .44                $ .56


     The following table summarizes information concerning options outstanding at December 31, 1998:


                    Options Outstanding                     Options Exercisable
-------------------------------------------------------   ----------------------
                                  Weighted
                                   Average     Weighted                 Weighted
                                  Remaining     Average                  Average
      Exercise       Number      Contractual   Exercise     Stock       Exercise
       Price       Outstanding      Life        Price      Options       Price
----------------   -----------   -----------   --------   -----------   --------

$.38 - 0.40 ....      635,000       1.9         $ .39        635,000     $ .39
 .55 - 0.67 ....    1,010,000       1.8           .57        480,000       .57
 .80 -  .95 ....    3,325,000       2.0           .95      1,195,000       .95
                    ---------                              ---------
                    4,970,000                     .81      2,310,000       .69
                    =========                              =========


     The Company generally issues one warrant for the purchase of one share of common stock with each share of common stock that it issues. The following table summarizes the status of warrants at December 31, 1997 and 1998 and for the years then ended.

                                                   1997                   1998
                                          ----------------------  ----------------------
                                                        Weighted                Weighted
                                                         Average                 Average
                                                        Exercise                Exercise
                                           Warrants      Price      Warrants     Price
                                          -----------   --------  -----------   --------
Outstanding at beginning of year  ......   2,670,500     $  .72    2,636,645     $ .46
   Issued ..............................   2,551,662        .48    1,045,492       .57
   Exercised ...........................  (1,661,847)       .62   (1,666,876)      .40
   Expired   ...........................    (923,670)      1.02          --         --
                                          ----------              ----------
Outstanding at end of year  ............   2,636,645        .46    2,015,261       .57
                                          ==========              ==========

                           EMPYREAN BIOSCIENCE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 1998 AND 1997 -- (Continued)

NOTE 6 -- INCOME TAXES

     Deferred tax assets consist of the following at December 31, 1998:


            Net operating loss carryover .................  $ 5,615,000
            Other ........................................       17,000
            Intangible asset -- tax basis ................    1,094,000
                                                            -----------
                                                              6,726,000
            Less valuation allowance .....................   (6,726,000)
                                                            -----------
                                                            $        --
                                                            ===========

   The change in the valuation allowance was $1,092,000 in 1997 and $1,325,000 in 1998.


   Cumulative  net operating  losses of  approximately  $14,589,000  in 1998 are
   being  carried  forward  for  Federal  tax  return  purposes.   The  earliest
   carryforwards begin to expire in 2007.

   The following is a reconciliation between the federal statutory rate and the effective rate used for the Company's income tax benefit.


                                                   1997          1998
                                               -----------   -----------

     Loss before income tax benefit .......    $ 2,595,546   $ 3,147,135
                                               ===========   ===========

     Tax benefit at statutory federal
      income tax rate (34%) ...............    $   882,000   $ 1,070,000
     State franchise tax benefit ..........        210,000       255,000
     Change in valuation allowance ........     (1,092,000)   (1,325,000)
                                               -----------   -----------
                                               $        --   $        --
                                               ===========   ===========


NOTE 7 -- LEASES

   The Company conducts its business primarily in leased facilities. One of the leases was a net lease which required the payment of such costs as property taxes, additional rent, common area maintenance, and other operating costs. This lease was terminated October 1, 1998. On March 26, 1998, the Company entered into a commercial lease for 4,343 square feet in Phoenix, Arizona. This lease ends on March 31, 2001.

   The schedule of minimum future rental payments and future sublease income follows:

                                       Future
                                       Minimum       Future
          Year ending                  Rental       Sublease
          December 31                 Payments       Income
          -----------                 --------      --------

             1999................     $  65,606     $ 25,778
             2000................        65,606       25,778
             2001................        10,032          --
                                      ---------     --------
                                      $ 141,244     $ 51,556
                                      =========     ========

   Total rent expense, net of sublease income received, was $91,912 and $57,894 for the years ended December 31, 1997 and 1998, respectively.


NOTE 8 -- LICENSES AND ROYALTIES


   The Company entered into an agreement on April 29, 1997, which was subsequently amended in February 1998 with Geda International Marketing Co. Ltd. ("Geda"), whereby the Company obtained the marketing and distribution rights to Geda's products worldwide with the exception of the

                           EMPYREAN BIOSCIENCE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 1998 AND 1997 -- (Continued)

   territories of Hong Kong and Taiwan and the countries of Canada, Africa, Mexico, the Dominican Republic and, as to the sale of the Geda Lotion only, the United States. Geda manufactures a microbicide lotion for use with medical gloves, as well as other uses, for stopping the transmission of all communicable diseases through bodily contact. As consideration, the Company paid Geda $200,000 in cash in 1997, and, in 1998, issued 100,000 shares of common stock valued at $50,000 for these rights.

   For the period of April 29, 1997 through April 29, 2007, the Company is required to pay the greater of 2% of net sales or $1.35 per liter manufactured of the Geda products. The Company is required to pay guaranteed minimum amounts comprised of all license fees, royalties and joint venture royalties, as follows.

                                                    Future
                                                   Minimum
             Year ending                          Guaranteed
             December 31,                          Payments
             ------------                        ------------

              1999 ..........................    $    490,000
              2000 ..........................         735,000
              2001 ..........................         915,000
              2002 ..........................       1,215,000
              2003 ..........................       1,458,000
              Thereafter ....................       9,334,000
                                                 ------------
                                                 $ 14,147,000
                                                 ============

   The  lotion  licensed  from Geda is used in a number of  products,  including
   Preventx(R) Vaginal Contraceptive Gel, Preventx(R) Hand Sanitizer and Antiseptic Skin Protectant, and Preventx(R) Antiseptic Surface Spray. The Company has been contacted by a third party claiming that Geda granted a prior license in the lotion to the third party. The Company has been advised by Geda that Geda has filed suit against the third party seeking a declaratory judgement that the third party has no rights to the lotion. The Company has not been named in this litigation. Although Geda has represented that it has the exclusive right and authority to license the formula to the Company, and has agreed to pay any legal fees incurred by the Company arising out of the Company's investigation and any defense of this matter, there can be no assurance as to the outcome of this matter or that it will not materially or adversely impact the Company.

   In 1998, the Company obtained a license from the third party to sell the products. In consideration for this license, the Company paid $50,000 in cash and issued 225,000 shares of common stock values at $173,250. The Company is also required to pay a royalty equal to 5% of the net revenues of certain products that contain the lotion.


   In 1997, the Company acquired the license rights to manufacture and distribute a diagnostic test kit for bacterial meningitis for a term of 40 years, renewable for a further term of 20 years. In consideration for this license, the Company paid approximately $53,000, including legal and finder's fees and issued 95,000 shares of Common Stock valued at $75,492. The Company is also required to pay a royalty equal to 10% of net sales.


NOTE 9 -- CONTINGENCIES


   The Company is a defendant in lawsuits where the plaintiffs are seeking recovery of amounts invested in a company controlled by the Company's former CEO. The suits seek approximately $800,000 plus punitive damages. In the opinion of management, based upon advice of counsel, it is not currently feasible to predict or determine the outcome of these proceedings.

                           EMPYREAN BIOSCIENCE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 1998 AND 1997 -- (Continued)


NOTE 10 -- PRIOR PERIOD ADJUSTMENT

   The 1998 consolidated financial statements have been restated to reflect the correction of an error in the recording of $552,255 of expense related to options and warrants granted to consultants. The grants were made in 1998 but not approved by the Board of Directors until 1999. The expense was originally recorded in 1999.

NOTE 11 -- SUBSEQUENT EVENT

   In connection with the Company's reincorporation in Delaware it will be changing its name to Preventx, Inc.

                           EMPYREAN BIOSCIENCE, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Restated)


                                                     June 30,      December 31,
                                                       1999            1998
                                                   ------------    ------------
                                                    (unaudited)

ASSETS
Current Assets:
   Cash and cash equivalents ....................  $    190,108    $     62,793
   Accounts receivable ..........................        51,858              --
   Prepaid expenses and deposits ................       372,286         167,913
   Inventory ....................................       327,045          16,386
   Other assets .................................         3,000           9,611
                                                   ------------    ------------
      Total current assets ......................       944,297         256,703
Equipment and improvements ......................        60,491          57,122
                                                   ------------    ------------
      Total assets ..............................  $  1,004,788    $    313,825
                                                   ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
   Accounts payable and accrued liabilities .....  $    720,213    $    438,733
   Deferred revenue .............................       100,000              --
   Short-term notes payable .....................       770,856              --
                                                   ------------    ------------
      Total current liabilities .................     1,591,069         438,733

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, authorized 100,000,000 shares,
  without par value; issued and outstanding
  (1999: 27,926,659; 1998: 26,399,824) ..........    19,011,739      18,246,565
Accumulated deficit .............................   (19,598,020)    (18,371,473)
                                                   ------------    ------------
      Total stockholders' deficit ...............      (586,281)       (124,908)
                                                   ------------    ------------
      Total liabilities and stockholders' deficit  $  1,004,788    $    313,825
                                                   ============    ============


                See accompanying notes to financial statements

                           EMPYREAN BIOSCIENCE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                   (Restated)


                                           Three months ended              Six months ended
                                      ----------------------------    ----------------------------
                                        June 30,        June 30,        June 30,        June 30,
                                          1999            1998            1999            1998
                                      ------------    ------------    ------------    ------------
Net revenues ......................   $    534,081    $      9,000    $    586,591    $      9,000
Cost of sales .....................          5,314           3,400          22,337           3,400
                                      ------------    ------------    ------------    ------------
   Gross profit ...................        528,767           5,600         564,254           5,600
Selling, general and administrative        568,427       1,014,085       2,222,027       1,506,747
Research and development ..........          5,519              31          10,519           2,011
                                      ------------    ------------    ------------    ------------
                                           573,946       1,014,116       2,232,546       1,508,758
                                      ------------    ------------    ------------    ------------
   Operating loss .................        (45,179)     (1,008,516)     (1,668,292)     (1,503,158)
Other income (expenses)
 Other, net .......................          3,098          10,131          (1,169)         13,925
 Interest expense .................        (78,288)             --        (111,613)             --
 Interest income ..................          2,059             550           2,272             701
                                      ------------    ------------    ------------    ------------
                                           (73,131)         10,681        (110,510)         14,626
                                      ------------    ------------    ------------    ------------
   Net loss .......................   $   (118,310)   $   (997,835)   $ (1,778,802)   $ (1,488,532)
                                      ============    ============    ============    ============
   Basic and diluted loss per share   $      (0.00)   $      (0.04)   $      (0.07)   $      (0.08)
                                      ============    ============    ============    ============
   Weighted average number of
    shares outstanding used in
    computing per share
    information ...................     27,678,550      22,554,751      26,837,853      19,066,665
                                      ============    ============    ============    ============


                 See accompanying notes to financial statements

                           EMPYREAN BIOSCIENCE, INC.

      CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                  (UNAUDITED)
                                   (Restated)


                                              Common Stock
                                       -------------------------   Accumulated
                                         Shares       $ Amount       Deficit         Total
                                       -----------   -----------   ------------   -----------
Balances, December 31, 1998 .........   26,399,824   $18,246,565   $(18,371,473)  $  (124,908)
Warrants exercised by investors .....       67,050        31,733             --        31,733
Stock options exercised .............      375,000       150,000             --       150,000
Shares issued for license rights ....      100,000        70,000             --        70,000
Common stock issued for debt ........       71,660        49,230             --        49,230
Common stock issued for cash ........      960,000       480,000             --       480,000
Cancellation of shares held in escrow      (46,875)           --             --            --
Fair value of options and warrant
 grants .............................           --       536,466             --       536,466
Net loss ............................           --            --     (1,778,802)   (1,778,802)
                                       -----------   -----------   ------------   -----------
Balances, June 30, 1999 .............   27,926,659   $19,011,739   $(19,598,020)  $  (586,281)
                                       ===========   ===========   ============   ===========


                See accompanying notes to financial statements

                           EMPYREAN BIOSCIENCE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                           Six months ended
                                                       ------------------------
                                                         June 30,     June 30,
                                                           1999         1998
                                                       -----------    ---------

Cash flows from operating activities:
  Net cash used in operating activities ............   $(1,325,049)   $(753,439)
Cash flows from investing activities:
  Payments on note receivable ......................            --       50,761
  Purchase of capital assets .......................        (9,369)     (28,083)
                                                       -----------    ---------
    Net cash provided by (used in) investing
      activities                                            (9,369)      22,678
Cash flows from financing activities:
  Issuance of common stock .........................       661,733      731,212
  Short-term note payable proceeds .................       800,000           --
                                                       -----------    ---------
    Net cash provided by financing activities ......     1,461,733      731,212
                                                       -----------    ---------
    Net increase in cash and cash equivalents ......       127,315          451
Cash and cash equivalents at beginning of period ...        62,793       47,296
                                                       -----------    ---------
Cash and cash equivalents at end of period .........   $   190,108    $  47,747
                                                       ===========    =========

                 See accompanying notes to financial statements

                           EMPYREAN BIOSCIENCE, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

   The financial information included herein for the quarterly periods ended June 30, 1999 and 1998, and the financial information as of June 30, 1999, is unaudited; however, such information reflects all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim financial statements and the notes thereto should be read in conjunction with the annual audited financial statements as of December 31, 1998. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.


   The accompanying condensed consolidated financial statements include Empyrean Bioscience, Inc., and its wholly-owned subsidiary, Empyrean Diagnostics, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.


NOTE 2 --  SEGMENT REPORTING

   The Company's business is currently conducted in a single operating segment, preventative products. In the future, we expect to operate in several segments based on the type of customer such as institutional, retail and distributor. The Company's chief operating decision maker is the Chief Executive Officer who reviews a single set of financial data that encompasses our entire operations for purposes of making operating decisions and assessing performance.

NOTE 3 -- INVENTORY

   Inventory consists of the following:

                                                  June 30,    December 31,
                                                   1999           1998
                                                 ---------    ------------

         Diagnostic Kits-Raw Materials  ......    $    --       $16,386
         Preventx(R) Finished Goods ..........     327,045          --
                                                  --------      --------
                                                  $327,045      $16,386
                                                  ========      ========

NOTE 4 -- SHORT-TERM NOTES PAYABLE

   In February 1999, the Company entered into promissory note agreements in the aggregate amount of $800,000 with various investors. The promissory notes are due and payable six months from the loan date and have a fixed interest rate of 10%, payable monthly. The Company also issued 320,000 warrants to the promissory note holders, exercisable for two years expiring February 15, 2001, at an exercise price of $0.10. The fair value of the warrants was estimated on the date of grant using the Black-Scholes option pricing model to be $116,576. As of June 30, 1999, the unamortized fair value of the warrants was $29,144. The fair value of the warrants is being amortized as interest expense over the life of the promissory notes. Subsequent to June 30, 1999 $214,500 of the promissory notes were converted into common stock, the due date of $288,500 were extended for an additional six months and $300,000 of the promissory notes are currently due and payable.


NOTE 5 -- LEGAL PROCEEDINGS

   The lotion licensed from Geda is used in a number of products, including PrevenTx Vaginal Contraceptive Gel and PrevenTx Hand Sanitizer and Antiseptic Skin Protectant. The Company has been contacted by a third party claiming that Geda granted a prior license in the lotion to the third party. The Company has been advised by Geda that Geda has filed suit against the third party seeking a declaratory judgement to the effect that the third party has no rights to the lotion. Although Geda has represented that it is has the exclusive right and authority to license the formula to the Company, and has agreed to pay any legal fees incurred by the Company arising out of the Company's investigation and any defense of this matter, there can be no assurance as to the outcome of this matter or that it will not materially or adversely impact the Company.

                           EMPYREAN BIOSCIENCE, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (Continued)

   The Company is a defendant in a lawsuit where the plaintiffs are seeking recovery of amounts invested in a company controlled by the Company's former CEO. The suit seeks a total of approximately $500,000 plus punitive damages from all the named parties in the suits. In the opinion of management, based on the advice of counsel, it is not currently feasible to predict or determine the outcome of these proceedings.

NOTE 6 -- DISTRIBUTION AGREEMENT

   In the  quarter  ended June 30,  1999,  the Company  executed a  distribution agreement with Durstrand International Limited granting Durstrand the exclusive right to distribute the Company's products in certain Southeast Asian markets. Durstrand made a non-refundable payment of $600,000 for these rights. The Company recognized $500,000 of the fee paid as revenue in the current quarter as the Company had performed all of its obligations under the agreement. The remaining $100,000 was deferred pending shipment of product to Durstrand. Durstrand will make an additional $600,000 payment once approval for additional products is received from the US Food and Drug Administration. No royalties are payable to Geda as a result of this agreement.

NOTE 7 -- STOCKHOLDERS' EQUITY


   During the six months ended June 30, 1999, the Company granted options and warrants to purchase shares of common stock to various consultants and others as compensation for services. The Company determined the fair value of the grants and the related compensation expense using the Black Scholes option pricing model with assumptions consistent with those used for determining the fair value of options granted in 1998. These grants are exerciseable at prices ranging from $0.01 to $0.95. One of the grants was to a company owned by a former director of the Company for 250,000 shares at $0.83 per share. Another of these grants was to Uptic, a company owned by a current director of the Company for 1,000,000 shares, half of which are excerciseable at $0.50 per share and half of which are excerciseable at $0.01 per share.


   The Company also issued 100,000 shares valued at $70,000 for rights to distribute our products in Canada.

                                    ANNEX A

                         AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger, is made as of October , 1999, by and among Empyrean Bioscience, Inc., a Wyoming corporation ("EBW") and Preventx, Inc., a Delaware corporation ("EBD").


                             W I T N E S S E T H:

     WHEREAS, EBW is a corporation duly organized and existing under the laws of the State of Wyoming;

     WHEREAS, EBD is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, the authorized capital stock of EBW is: (i) 100,000,000 shares of common stock, without par value (the "EBW Common Stock") of which 29,346,659 shares are issued and outstanding; and (ii)100,000,000 shares of Class A Preferred Stock, $10.00 par value and 100,000,000 share of Class B Preferred Stock, $50.00 par value (collectively, the "EBW Preferred Stock"), of which no shares are issued and outstanding;

     WHEREAS, the authorized capital stock of EBD is: (i) 90,000,000 shares of common stock, par value $.0001 per share ("EBD Common Stock"), of which 100 shares are issued and outstanding, and (ii) 10,000,000 shares of Preferred Stock ("EBD Preferred Stock"), par value $.0001 per share, of which no shares are issued and outstanding;

     WHEREAS, the Boards of Directors of EBW and EBD deem it advisable and in the best interests of their respective corporations and shareholders that EBW be merged with and into EBD, with EBD being the surviving corporation (the "Reincorporation Merger");

     WHEREAS, the Boards of Directors of EBW and EBD have approved this Agreement by resolutions duly adopted by their respective Boards of Directors in accordance with the laws of their respective jurisdictions of incorporation; and

     WHEREAS, EBW and EBD desire to effect the Reincorporation Merger as a plan of reorganization in accordance with the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in accordance with applicable law, the parties hereto agree as follows:

                                   ARTICLE I

                            REINCORPORATION MERGER

1.01 SURVIVING CORPORATION.

     (a) The effective time of the Reincorporation Merger (the "Effective Time") shall occur at the latest of: (i) the time and date that shareholders of EBW approve this Agreement and the Reincorporation Merger; (ii) the time and date that a certificate of merger is duly filed with the Secretary of State of Delaware with respect to the Reincorporation Merger or such later date and time as is set forth therein; and (iii) the time and date that articles of merger are duly filed with the Secretary of State of Wyoming with respect to the Reincorporation Merger or such later date and time as is set forth therein.

     (b) At the Effective Time, EBW shall be merged with and into EBD, with EBD being the surviving corporation of the Reincorporation Merger. At the Effective Time, the separate corporate existence of EBW shall cease and EBD shall possess all the rights, privileges, powers, and franchises of a public and private nature and be subject to all the restrictions, disabilities, and duties of each of EBW and EBD (collectively, the "Constituent Corporations"); and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal, or mixed, and all debts due to each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action belonging to each of the Constituent Corporations, shall be vested in EBD; and all property, rights, and privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of EBD as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of EBW shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place. All debts, liabilities, and duties of the respective Constituent Corporations shall thenceforth attach to EBD and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals, and authorizations of EBW, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals, and authorizations of EBD and shall be effective and binding thereon as the same were with respect to EBW. The employees and agents of EBW shall become the employees and agents of EBD and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of EBW. The requirements of any plans or agreements of EBW involving the issuance or purchase by EBW of certain shares of its capital stock shall be satisfied by the issuance or purchase of a like number of shares of EBD.

1.02 CERTIFICATE OF INCORPORATION AND BYLAWS.

     (a) From and after the Effective Time, the Certificate of Incorporation of EBD, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of EBD, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

     (b) From and after the Effective Time, the Bylaws of EBD, as in effect immediately prior to the Effective Time, shall be the Bylaws of EBD, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

1.03 DIRECTORS AND OFFICERS.

     (a) The directors of EBD immediately prior to the Effective Time shall be the directors of EBD from and after the Effective Time and shall hold office from and after the Effective Time in accordance with the Bylaws of EBD until their respective successors are duly appointed or elected and qualified.

     (b) The officers of EBD immediately prior to the Effective Time shall be the officers of EBD from and after the Effective Time and shall hold the same offices from and after the Effective Time in accordance with the Bylaws of EBD until their respective successors are duly appointed or elected and qualified.

1.04 TERMS OF MERGER.

     (a) At the Effective Time, the shares of capital stock of EBW shall be converted into shares of capital stock of EBD as follows:

          (i) each share of EBW Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without further act of EBW, EBD, or any holder thereof, be extinguished and converted into one (1) issued and outstanding and fully paid and nonassessable share of EBD Common Stock subject to the same terms, conditions, and restrictions, if any, as existed immediately prior to the Effective Time; and

          (ii) each share of EBW Common Stock held in the treasury immediately prior to the Effective Time, if any, shall, automatically and without further act of EBW, EBD, or any holder thereof, be extinguished and converted into one (1) fully paid and nonassessable share of EBD Common Stock to be held in the treasury of EBD subject to the same terms, conditions, and restrictions, if any, as existed immediately prior to the Effective Time.

     (b) Each person who, as a result of the Reincorporation Merger, holds one or more certificates representing one or more shares of EBW Common Stock may surrender any such certificate to EBD, and, upon such surrender, EBD shall, within a reasonable time, deliver to such person, in substitution and exchange therefor, one or more certificates evidencing the number of shares of EBD Common Stock that such person is entitled to receive in accordance with the terms of this Agreement, in substitution for the number of shares of EBW Common Stock represented by each certificate so surrendered; provided, however, that no such holder shall be required to surrender any such certificate until such certificate otherwise would be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

     (c) At the Effective Time, all of the shares of capital stock of EBD issued or outstanding immediately prior to the Effective Time shall, automatically and without further act of EBW, EBD, or any holder thereof, be canceled and cease to exist, without any consideration being payable therefor.

     (d) At the Effective Time, each option to purchase a share of EBW Common Stock outstanding immediately prior to the Effective Time, if any, shall automatically and without further act of EBW, EBD, or any holder thereof, become an option to purchase one (1) share of EBD Common Stock, subject to the same terms and conditions. ratio.

                                  ARTICLE II

                                 MISCELLANEOUS

     2.01 CONSENT TO SERVICE OF PROCESS. EBD hereby consents and agrees, effective as of the Effective Time, to be sued and served with process in the State of Wyoming in any proceeding for the enforcement of the rights, if any, of a dissenting shareholder of EBW against EBD. EBD hereby irrevocably appoints the Wyoming Secretary of State as its agent to accept service of process in any such proceeding from and after the Effective Time. EBD hereby agrees that it will promptly pay to the dissenting shareholders of EBW the amount, if any, to which they shall be entitled under the Business Corporation Act of the State of Wyoming with respect to dissenting shareholders.

     2.02 ACCOUNTING MATTERS. Except as herein provided with respect to the cancellation of the outstanding shares of EBW, EBD agrees that, upon the Effective Time, the assets, liabilities, reserves, and accounts of EBW and EBD shall be taken up or continued on the books of EBD in the amounts at which such assets, liabilities, reserves, and accounts shall have been carried on the books of EBW and EBD immediately prior to the Effective Time, subject to such adjustments, and such elimination of intercompany items, as may be appropriate to give effect to the Reincorporation Merger.

     2.03 EXPENSES OF REINCORPORATION MERGER. From and after the Effective Time, EBD shall pay all unpaid expenses of carrying this Agreement into effect and accomplishing the Reincorporation Merger.

     2.04 FURTHER ASSURANCES. If, at any time from and after the Effective Time, EBD shall consider or be advised that any further assignment or assurance in law is necessary or desirable to vest in EBD the title to any property or rights of EBW, the proper officers of EBD are hereby authorized, in the name of EBW or otherwise, to execute and make all such proper assignments and assurances in law, and to do all other things necessary or proper to vest such property or rights in EBD and otherwise to carry out the purposes of this Agreement.

     2.05 APPROVAL. This Agreement shall be submitted for approval by the holders of EBW Common Stock at an annual or special meeting of shareholders, and this Agreement constitutes the approval thereof by written consent of EBW in its capacity as sole shareholder of EBD.

     2.06 TERMINATION AND ABANDONMENT. At any time prior to the Effective Time and for any reason, this Agreement may be terminated and abandoned by the Board of Directors of EBW, notwithstanding approval of this Agreement by the shareholders of EBW and EBD. Upon any such termination, this Agreement shall become null and void and have no effect, without any liability to any person on the part of EBW or EBD or their shareholders, directors, or officers.

     2.07 AMENDMENT. At any time prior to the Effective Time and for any reason, this Agreement may be amended, notwithstanding approval of this Agreement by the shareholders of EBW or EBD, by an agreement in writing executed in the same manner as this Agreement; provided, however, that after approval of this Agreement by the shareholders of EBW, this Agreement may not be amended, without such further approval as is required by law, to the extent that such amendment would: (i) alter or change the amount or kind of shares to be received by the shareholders of EBD or EBW in the Reincorporation Merger; (ii) alter or change any term of the Certificate of Incorporation of EBD; or (iii) effect any alteration or change that would adversely affect the shareholders of EBW or EBD.


                                     EMPYREAN BIOSCIENCE, INC.
                                     a Wyoming corporation


                                     By:
                                         -------------------------
                                         Name:
                                         Title:



                                     PREVENTX, INC.
                                     a Delaware corporation


                                     By:
                                         -------------------------
                                         Name:
                                         Title:

                                    ANNEX B


                                   ARTICLE 13

                              DISSENTERS' RIGHTS


17-16-1301. DEFINITIONS.

     (a) As used in this article:

          (i) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

          (ii) "Corporation"  means the issuer of the shares held by a dissenter
     before  the  corporate  action,   or  the  surviving,   new,  or  acquiring
     corporation by merger, consolidation, or share exchange of that issuer;

          (iii) "Dissenter" means a shareholder who is entitled to dissent from corporate action under W.S. 17-16-1302 and who exercises that right when and in the manner required by W.S. 17-16-1320 through 17-16-1328;

          (iv) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

          (v) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all the circumstances;

          (vi) "Record shareholder" means the person in whose names shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

          (vii) "Shareholder" means the record shareholder or the beneficial shareholder.


17-16-1302. RIGHT TO DISSENT.

     (a) A shareholder is entitled to dissent from, and to obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (i) Consummation of a plan of merger or consolidation to which the corporation is a party if:

               (A) Shareholder approval is required for the merger or theconsolidation by W.S. 17-16-1103 or 17-16-1111 or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or

               (B) The corporation is a subsidiary that is merged with its parent under W.S. 17-16-1104.

          (ii) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (iii) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (iv) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B)   Creates,   alters  or  abolishes  a  right  in  respect  of
          redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under W.S. 17-16-604.

          (v) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

17-16-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (i) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (ii) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

17-16-1320. NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under W.S. 17-16-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in W.S. 17-16-1322.

17-16-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and shall not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this article.

17-16-1322. DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of W.S. 17-16-1321.

     (b) The dissenters' notice shall be sent no later than ten (10) days after the corporate action was taken, and shall:

          (i) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;


          (ii) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (iii) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (iv) Set a date by which the corporation shall receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty
     (60) days  after the date the notice  required  by  subsection  (a) of this section is delivered; and

          (v) Be accompanied by a copy of this article.

17-16-1323. DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in W.S. 17-16-1322 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to W.S. 17-16-1322(b)(iii), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

17-16-1324. SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under W.S. 17-16-1326.

     (b)  The  person  for  whom   dissenters'   rights  are   asserted   as  to
uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

17-16-1325. PAYMENT.

     (a) Except as provided in W.S. 17-16-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with W.S. 17-16-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment shall be accompanied by:

          (i) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders'
     equity for that year, and the latest available interim financial statements, if any;

          (ii) A statement of the corporation's estimate of the fair value of the shares;

          (iii) An explanation of how the interest was calculated;

          (iv) A statement of the dissenter's right to demand payment under W.S. 17-16-1328; and

          (v) A copy of this article.


17-16-1326. FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under W.S. 17-16-1322 and repeat the payment demand procedure.

17-16-1327. AFTER-ACQUIRED SHARES.

     (a) A corporation may elect to withhold payment required by W.S. 17-16-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under W.S. 17-16-1328.

17-16-1328. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under W.S. 17-16-1325, or reject the corporation's offer under W.S. 17-16-1327 and demand payment of the fair value of his shares and interest due, if:

          (i) The dissenter believes that the amount paid under W.S. 17-16-1325 or offered under W.S. 17-16-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (ii) The corporation fails to make payment under W.S. 17-16-1325 within sixty (60) days after the date set for demanding payment; or

          (iii) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

17-16-1330. COURT ACTION.

     (a) If a demand for payment under W.S. 17-16-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in the amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for:

          (i) The amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (ii) The fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under W.S. 17-16-1327.

17-16-1331. COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under W.S. 17-16-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under W.S. 17-16-1328.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (i) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of W.S. 17-16-1320 through 17-16-1328; or

          (ii) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Reference is made to Section 145 of the Delaware General Corporation Law (the "Delaware GCL"), as amended from time to time ("Section 145"), which provides for indemnification of directors and officers of a corporation in certain circumstances. In accordance with Section 145 of the Delaware General Corporation Law, our certificate of incorporation provides that no director of Preventx shall be personally liable to of Preventx or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Preventx or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liabilty of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Additionally, Article 8 of our Delaware By-Laws provides, among other matters, that the right to indemnification is a contract right, that we are expressly authorized to procure insurance, that advancement of expenses by Preventx is mandatory (except as limited by law) and for procedural mechanisms for the benefit of indemnified parties.

     Article 8 of our Delaware By-Laws provides for indemnification of directors and officers of Preventx. The provisions of Article 8, among other matters, require us to indemnify certain persons to the fullest extent authorized by the Delaware GCL, as the same may now exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than such law permitted the registrant to provide prior to such amendment). Article 8 provides that the right to indemnification is a contract right and makes advances of expenses incurred in defending a proceeding mandatory, provided that if required by the Delaware GCL, the person seeking such advances furnishes an undertaking to us to repay all amounts so advanced if it shall be determined by a final adjudication that the person who received such expenses is not entitled to be indemnified.
Article 8 also expressly provides that any person claiming indemnification may sue the registrant for payment of amounts due, that Preventx in such case will have the burden of proving that the claimant has not met the standards of conduct which make it permissible to indemnify the person for the amount claimed under the Delaware GCL (except in the case of a claim for advancement of expenses, where the required undertaking, if any, has been tendered, in which case it shall not be a defense that the person has not met the applicable standards of conduct) and that neither the failure by Preventx to have made a determination that indemnification is proper, nor an actual determination by Preventx that the claimant has not met the applicable standard of conduct, is a defense to the action or creates a presumption that the claimant has not met the applicable standards of conduct.

     Preventx currently maintains directors' and officers' liability insurance to supplement the protection provided in our Delaware Certificate of Incorporation, as amended, our Delaware By-Laws, and to fund payments that the we may be required to make under any such provisions. Such insurance is renewable annually and is subject to standard terms and conditions, including exclusions from coverage.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

2.1 Form of Agreement and Plan of Merger, dated as of October 6, 1999, between Empyrean Bioscience, Inc. and Preventx (Included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference.)
3.1(a)    Form of Certificate of Incorporation of Preventx.
3.1(b)    Articles of Incorporation and Bylaws of Empyrean Wyoming.(1)
3.2       Form of Bylaws of Preventx.
4.1 Convertible Debenture and Warrant Purchase Agreement by and among Empyrean and purchasers thereof and related Warrant.(1)
4.2 Form of Warrant between Empyrean and the Purchasers thereof dated February 15, 1999.(1)
4.3       Form  of  Promissory   Note  between   Empyrean  and  the   Purchasers
          thereof.(1)
4.4 Form of "Series K" Warrant Certificate Dated March 17, 1999 between Empyrean and the Purchasers thereof.(1)
4.5 Form of "Series L" Warrant Certificate between Empyrean and the Purchasers thereof.(1)
4.6       Certificate of Preventx Common Stock.(1)
5.1 Opinion of Snell & Wilmer L.L.P. as to the legality of the Preventx common stock being registered hereby.
5.2       Opinion of Snell & Wilmer L.L.P. as to tax matters.
10.1 License Agreement dated as of February 21, 1998 between Empyrean and Geda International Marketing Co., Ltd.(1)
10.2 Sub-license Agreement dated as of July 20, 1998 between Empyrean and Preventx, Inc.(1)
10.3      Agreement  and  Assignment  of  Distribution   Rights,   between  GEDA
          International Marketing Co., Ltd., Farida Darbar, Empyrean Diagnostics Inc., and Empyrean Diagnostics, Ltd., dated August 31, 1998
10.4      1998 Stock Option Plan and Form of Stock Option Agreement.(1)
10.5 Real Property Lease dated February 20, 1998 between Empyrean and Remcon II, LLC.(1)
10.6      Employment Agreement for Stephen D. Hayter.(1)
10.7      Employment Agreement for Richard C. Adamany.(1)
10.8      Employment Agreement for Bennett S. Rubin.(1)
10.9      Distribution Agreement between Empyrean and Durstrand International.
21.1      Subsidiaries of Empyrean (1)
23.1      Consent of Grant Thornton LLP
23.2 Consent of Snell & Wilmer L.L.P. (included as part of its opinion filed as Exhibit 5.1 and Exhibit 5.2 and incorporated herein by reference.)
27.1      Financial Data Schedule.(1)
99.1      Form of Proxy.(1)

----------
(1) Previously filed.

ITEM 22. UNDERTAKINGS.

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(5)  The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (6) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Under the requirements of the Securities Act, the registrant has duly caused this Amendment to No. 2 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, State of Arizona, on October 26, 1999.


                                     Preventx, Inc.



                                     By  /s/ Stephen D. Hayter
                                         --------------------------------------
                                         Stephen D. Hayter, Chairman of the
                                         Board of Directors, President, and
                                         Chief Executive Officer


     Under the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                       Title                       Date
         ---------                       -----                       ----

/s/ Stephen D. Hayter            Chairman of the Board of       October 26, 1999
---------------------------      Directors, President, Chief
Stephen D. Hayter                Executive Officer
                                 (Principal Financial Officer
                                 and Principal Accounting
                                 Officer)


/s/ Dr. Andrew J. Fishleder      Director                       October 26, 1999
---------------------------
  Dr. Andrew J. Fishleder


/s/ Robert G.J. Burg II          Director                       October 26, 1999
---------------------------
    Robert G.J. Burg II


/s/ Michael Cicak                Director                       October 26, 1999
---------------------------
      Michael Cicak

/s/ Lawrence D. Bain             Director                       October 26, 1999
---------------------------
     Lawrence D. Bain



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